                                CREDIT AGREEMENT

         CREDIT AGREEMENT, dated as of the 17th day of November, 1995 by and among NORTHLAND CABLE PROPERTIES FIVE LIMITED PARTNERSHIP, a limited partnership organized under the laws of the State of Washington (the Borrower"), the Lenders who are or may become a party to this Agreement (collectively, the "Lenders"), and FIRST UNION NATIONAL BANK OF NORTH CAROLINA, a national banking association, as Agent for the Lenders.

                              STATEMENT OF PURPOSE

         The Borrower has requested and the Lenders have agreed to extend certain credit facilities to the Borrower on the terms and conditions of this Agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         SECTION 1.1. Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

         "Acquisition Date" means the date on which the sellers satisfy their obligations under the Asset Purchase Agreements and the Phoenix Purchase is closed in accordance with the terms thereof, which date shall in no event be later than January 31, 1996.

         "Administrative General Partner" means FN Equities Joint Venture, a joint venture organized under the laws of the State of California whose sole partners are FN Equities, Inc. and John S. Simmers, in its capacity as Administrative General Partner under the Partnership Agreement.

         "Affiliate" means, with respect to the Borrower and its Subsidiaries, any other Person (other than a Subsidiary) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Borrower or any of its Subsidiaries. The term "control" means
(a) the power to vote ten percent (10%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

         "Agent" means First Union in its capacity as agent hereunder, and any successor thereto appointed pursuant to Section 12.9.

         "Agent's Office" means the office of the Agent specified in or determined in accordance with the provisions of Section 13.1.

         "Agreement" means this Credit Agreement, as amended or modified from time to time.

         "Annual Operating Cash Flow" means, at any date of determination, Operating Cash Flow for the period of four consecutive fiscal quarters ending on or immediately prior to such date of determination.

         "Annualized Operating Cash Flow" means, at any date of determination, Operating Cash Flow for the fiscal quarter ending on or immediately prior to such date of determination, times four.

         "Applicable Law" means all applicable provisions of constitutions, statutes, rules, regulations and orders of all Governmental Authorities and all orders and decrees of all courts and arbitrators.

         "Applicable Margin" shall have the meaning assigned thereto in
Section 4.1(c).

         "Assignment and Acceptance" shall have the meaning assigned thereto in Section 13.10.

         "Asset Purchase Agreements" means collectively the Asset Purchase Agreement by and between Northland Cable Properties Five Limited Partnership, as buyer, and Phoenix Cable Income Fund, as seller, dated August 15, 1995 and the Asset Purchase Agreement by and between Northland Cable Properties Five Limited Partnership, as buyer, and PCI One Incorporated, as seller, dated August 15, 1995, each as amended in accordance with the terms hereof.

         "Base Rate" means, at any time, the higher of (a) the Prime Rate or (b) the Federal Funds Rate as determined by the Agent plus 1/2 of 1%.

         "Base Rate Loan" means any Loan bearing interest at a rate determined with reference to the Base Rate as provided in Section 4.1(a) hereof.

         "Borrower" means Northland Cable Properties Five Limited Partnership, in its capacity as borrower hereunder.

         "Borrower Management Agreement" means the Amended and Restated Management Agreement by and between Northland Cable Properties Five Limited Partnership and Northland Communication Corporation dated September 29, 1994, as amended in accordance with the terms hereof.

         "Borrower Security Agreement" means the Security Agreement of even date executed by the Borrower, as debtor, in favor of the Agent for the benefit of the Agent and the Lenders in the form of Exhibit G-1 attached hereto, as amended, modified or supplemented.

         "Business Day" means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in U.S. Dollar deposits in the London interbank market.

         "CATV Franchise" means, collectively with respect to the Borrower and its Subsidiaries, (a) any franchise, license, permit, agreement or easement granted by any political jurisdiction or unit or other local, state or federal franchising authority pursuant to which a Person has the right or license to operate a CATV System and (b) any law, regulation, ordinance, agreement or other instrument or document setting forth all or any part of the terms of any franchise, license, permit, agreement or easement described in clause (a) of this definition.

         "CATV System" means any cable distribution system owned or acquired by the Borrower or any of its Subsidiaries which receives audio, video, digital, other broadcast signals or information or telecommunications by cable, optical, antennae, microwave or satellite transmission and which amplifies and transmits such signals to Persons who receive such signals.

         "Capital Asset" means, with respect to the Borrower and its Subsidiaries, any asset that would, in accordance with GAAP, be required to be classified and accounted for as a capital asset on a Consolidated balance sheet of the Borrower and its Subsidiaries.

         "Capital Expenditures" means, with respect to the Borrower and its Subsidiaries for such period, the aggregate cost of all Capital Assets acquired by the Borrower and its Subsidiaries during such period (excluding the Phoenix Purchase), determined in accordance with GAAP.

         "Capital Lease" means, with respect to the Borrower and its Subsidiaries, any lease of any property that would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Subsidiaries.

         "Closing Date" means the date of this Agreement or such later Business Day upon which each condition described in Article V shall be satisfied or waived in all respects in a manner acceptable to the Agent.

         "Code" means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or supplemented from time to time.

         "Collateral" means all the assets, property and interests in property of the Borrower or any Subsidiary, whether now owned or hereafter acquired, that shall, from time to time, secure the Obligations including without limitation the collateral described in the Security Documents and any property or interest provided in addition to or in substitution for any of the foregoing.

         "Commitment" means the collective reference to the total amount of the
(a) Revolving Credit Commitment and (b) Term Loan Commitment.

         "Commitment Percentage" means, as to the respective Commitment of any Lender at any time, the ratio of (a) the amount of the Commitment of such Lender to (b) all such Commitments of all Lenders.

         "Consolidated" means, with reference to financial statements or financial statement items of the Borrower and its Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

         "Contingent Obligations" means, with respect to the Borrower and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Contingent Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

         "Corsicana" means Corsicana Media, Inc., a corporation organized under the laws of the State of Washington.

         "Corsicana Management Agreement" means the Management Agreement by and between Corsicana and Northland Communication Corporation dated January 16, 1995, as amended in accordance with the terms hereof.

         "Debt" means, with respect to the Borrower and its Subsidiaries at any date, the sum of the following calculated in accordance with GAAP and without duplication: (a) all liabilities, obligations and indebtedness for borrowed money including but not limited to obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person, (b) all obligations to pay the deferred purchase price of property or services of any such Person, except trade payables arising in the ordinary course of business not more than ninety (90) days past due and in an aggregate amount less than $1,000,000, (c) all obligations of any such Person as lessee under Capital Leases, (d) all Debt of any other Person secured by a Lien on any asset of any such Person, (e) all Contingent Obligations of any such Person, (f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including without limitation any banker's acceptances issued for the account of any such Person and (g) all net obligations incurred by any such Person pursuant to Hedging Agreements.

         "Default" means any of the events specified in Section 11.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

         "Dollars" or "$" means, unless otherwise qualified, dollars in lawful currency of the United States.

         "Eligible Assignee" means, with respect to any assignment of the rights, interest and obligations of a Lender hereunder, a Person that is at the time of such assignment (a) a commercial bank organized under the laws of the United States or any state thereof, having total capital and surplus in excess of $500,000,000, (b) a finance company, insurance company or other financial institution which in the ordinary course of business extends credit of the type extended hereunder and that has total assets in excess of $1,000,000,000, (c) already a Lender hereunder (whether as an original party to this Agreement or as the assignee of another Lender), (d) the successor (whether by transfer of assets, merger or otherwise) to all or substantially all of the commercial lending business of the assigning Lender or (e) any other Person that has been approved in writing as an Eligible Assignee by the Borrower and the Agent.

         "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of the Borrower or any ERISA Affiliate or (b) has at any time within the preceding six years been maintained for the employees of the Borrower or any current or former ERISA Affiliate.

         "Environmental Laws" means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

         "ERISA" means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

         "ERISA Affiliate" means any Person who together with the Borrower is treated as a single employer within the meaning of Section 414(b), (c), (m) or
(o) of the Code or Section 4001(b) of ERISA.

         "Event of Default" means any of the events specified in Section 11.1, provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

         "Excess Cash Flow" means for any Fiscal Year, the following calculated without duplication for such period in accordance with GAAP: (a) Annual Operating Cash Flow of the Borrower and its Subsidiaries for such period less
(b) Fixed Charges for such period.

         "Existing Facility" means the Amended and Restated Term Loan Agreement between Northland Cable Properties Five Limited Partnership, as borrower, and PNC Bank, National Association, as lender.

         "FCC" means the Federal Communications Commission or any successor Governmental Authority.

         "FCC License" means any license, permit, consent, certificate of compliance, approval, waiver or authorization granted or issued by the FCC.

         "Federal Funds Rate" means, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published at 11:00 a.m. (Charlotte time) for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

         "First Union" means First Union National Bank of North Carolina, a national banking association, and its successors.

         "Fiscal Year" means the fiscal year of the Borrower and its Subsidiaries ending on December 31.

         "Fixed Charges" means, with respect to the Borrower and its Subsidiaries, for any period, the following without duplication, each calculated for such period in accordance with GAAP: (a) all principal payments or similar amounts required to be paid with respect to Total Debt during such period (excluding optional prepayments for such period pursuant to Sections 2.3 and 3.4 and mandatory prepayments for such period pursuant to Sections 2.5(b) and 3.5) plus (b) Interest Expense paid or payable in cash by the Borrower and its Subsidiaries during such period plus (c) all Capital Expenditures made by the Borrower and its Subsidiaries during such period.

         "GAAP" means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrower and its Subsidiaries throughout the period indicated and consistent with the prior financial practice of the Borrower and its Subsidiaries.

         "General Partners" means the collective reference to the Administrative General Partner and the Managing General Partner.

         "Governmental Approvals" means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities, including, without limitation, all FCC Licenses and CATV Franchises.

         "Governmental Authority" means any nation, province, state or political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing, including without limitation the FCC.

         "Guarantors" means the collective reference to Corsicana and any other Subsidiary party to the Guaranty Agreement as a guarantor.

         "Guaranty Agreement" means the Guaranty Agreement dated as of the date hereof executed by Corsicana in favor of the Agent for the benefit of the Agent and the Lenders in the form of Exhibit I, as amended, modified or supplemented.

         "Hazardous Materials" means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law,
(d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance, a trespass or pose a health or safety hazard to persons or neighboring properties, (f) which are materials consisting of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance described in clauses (a) through (g) hereof, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

         "Hedging Agreement" means any agreement with respect to an interest rate swap, collar, cap, floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of the Borrower under this Agreement, and any confirming letter executed pursuant to such agreement, all as amended or modified.

         "Interest Expense" means, with respect to the Borrower and its Subsidiaries for any period, total interest expense thereof (including without limitation, interest expense attributable to Capital Leases) and, to the extent not included therein, fees and other charges payable with respect to all Debt (including fees and charges payable with respect to Hedging Agreements and similar investments but excluding the facility and structuring fees paid in connection with closing of the Loans), all determined on a Consolidated basis for such period in accordance with GAAP.

         "Interest Period" shall have the meaning assigned thereto in
Section 4.1(b).

         "Lender" means each Person executing this Agreement as a Lender set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 13.10.

         "Lending Office" means, with respect to any Lender, the office of such Lender maintaining such Lender's Commitment Percentage of the Loans.

         "Leverage Ratio" shall have the meaning assigned thereto in
Section 9.1.

         "LIBOR" means the rate of interest determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period commencing on the first day of such Interest Period appearing on Telerate Page 3750 as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period. If, for any reason, such rate is not available, then "LIBOR" shall be determined by the Agent to be the arithmetic average (rounded upward, if necessary, to the nearest one-sixteenth of one percent (1/16%) of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Agent (or the Agent's London branch) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period and in an amount substantially equal to the amount of the applicable Loan.

         "LIBOR Rate" means (a) LIBOR divided by (b) one (1) minus the Reserve Percentage.

         "LIBOR Rate Loan" means any Loan bearing interest at a rate determined with reference to the LIBOR Rate as provided in Section 4.1(a) hereof.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

         "Loan" means any Revolving Credit Loan and any Term Loan made to the Borrower pursuant to Articles II and III, and all such Loans collectively as the context requires.

         "Loan Documents" means, collectively, this Agreement, the Notes, the Security Agreements, the Stock Pledge Agreement, the Guaranty Agreement, the Subordination Agreements, any Hedging Agreement with a Lender, any lockbox or cash management agreements with a Lender and each other document, instrument and agreement executed and delivered by the Borrower, in connection with this Agreement or otherwise referred to herein or contemplated hereby, all as amended or modified.

         "Management Agreements" means the collective reference to the Borrower Management Agreement and Corsicana Management Agreement.

         "Management Fees" means all fees or charges (including any interest thereon) and other amounts payable to the Managing General Partner pursuant to the Management Agreements.

         "Managing General Partner" means Northland Communications Corporation, a corporation organized under the laws of the State of Washington, in its capacity as Managing General Partner of the Borrower under the Partnership Agreement.

         "Material Adverse Effect" means, with respect to the Borrower or any of its Subsidiaries, a material adverse effect on the properties, business, prospects, operations or condition (financial or otherwise) of any such Person or the ability of any such Person to perform its obligations under the Loan Documents to which it is a party.

         "Material Contract" means (a) any contract, agreement or other instrument, written or oral, of the Borrower or any of its Subsidiaries involving monetary liability of or to any such Person in an amount in excess of $250,000 or (b) any other contract, agreement or instrument, written or oral, of the Borrower or any of its Subsidiaries, the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

         "Maximum Rate" shall have the meaning assigned thereto in
Section 4.1(f).

         "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, contributions within the preceding six years.

         "Net Income" means, with respect to the Borrower and its Subsidiaries for any period, the Consolidated net income (or loss) thereof for such period determined in accordance with GAAP; provided, that there shall be excluded from net income (or loss): the income (or loss) of any Person (other than Subsidiaries of the Borrower) in which the Borrower has an ownership interest.

         "Net Proceeds" shall have the meaning assigned thereto in
Section 3.5(a).

         "Notes" means the Revolving Credit Notes or the Term Notes, or any combination thereof, made by the Borrower payable to the order of each of the Lenders, any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extensions thereof, in whole or in part; "Note" means any of such Notes.

         "Notice of Borrowing" shall have the meaning assigned thereto in Section 2.2(a).

         "Notice of Conversion/Continuation" shall have the meaning assigned thereto in Section 4.2.

         "Obligations" means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) all payment and other obligations owing by the Borrower to any Lender under any Hedging Agreement and (c) all other fees and commissions (including attorney's fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower to the Lenders or to the Agent, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, liquidated or unliquidated, and whether or not evidenced by any note, in each case under or in respect of this Agreement, any Note or any of the other Loan Documents.

         "Officer's Compliance Certificate" shall have the meaning assigned thereto in Section 7.2.

         "Operating Cash Flow" means, with respect to the Borrower and its Subsidiaries for any period, the following, each calculated on a Consolidated basis for such period without duplication in accordance with GAAP: (a) Net Income, plus (b) to the extent deducted in determining Net Income (i) income and franchise taxes, (ii) Interest Expense, (iii) amortization and depreciation and other similar non-cash charges and (iv) accrued but unpaid Management Fees less
(c) the sum of (i) interest income, (ii) non-cash, non-operating income and
(iii) any items of gain (or plus any non-cash items of loss) which were included in determining Net Income and were not realized in the ordinary course of business. In the case of any permitted acquisition or sale by the Borrower or any Subsidiary during any period of calculation, the definition of Operating Cash Flow shall be adjusted to give effect to such acquisition or sale, as if such acquisition or sale occurred on the first day of the period.

         "Other Taxes" shall have the meaning assigned thereto in
Section 4.9(b).

         "Partnership Agreement" means the Restated Certificate and Agreement of Limited Partnership of the Borrower dated December 30, 1985, as amended, modified or supplemented in accordance with the terms hereof.

         "PBGC" means the Pension Benefit Guaranty Corporation or any successor agency.

         "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or
Section 412 of the Code and which (a) is maintained for employees of the Borrower or any ERISA Affiliates or (b) has at any time within the preceding six years been maintained for the employees of the Borrower or any of its current or former ERISA Affiliates.

         "Person" means an individual, corporation, partnership, association, trust, business trust, joint venture, limited liability company, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group thereof specifically listed herein.

         "Phoenix Purchase" means the acquisition on the Acquisition Date by the Borrower of cable assets (including approximately 2,400 subscribers) in Ellenboro, Gilkey and Harris North Carolina from Phoenix Cable Income Fund and PCI One Incorporated pursuant to the terms of the Asset Purchase Agreements.

         "Pole Agreement" means any pole attachment agreement or underground conduit use agreement entered into in connection with the operation of any CATV System.

         "Prime Rate" means, at any time, the rate of interest per annum publicly announced from time to time by the Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by the Agent as its Prime Rate is an index or base rate and shall not necessarily be its lowest rate charged to its customers or other banks.

         "Register" shall have the meaning assigned thereto in Section
13.10(d).

         "Required Lenders" means, at any date, any combination of Lenders holding at least sixty-six and two-thirds percent (66-2/3%) of the aggregate outstanding principal amount of the Loans or, if no Loans are at the time outstanding, any combination of Lenders whose Commitment Percentages aggregate at least sixty-six and two-thirds percent (66-2/3%).

         "Reserve Percentage" means the maximum daily arithmetic reserve requirement imposed by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D on Eurocurrency liabilities (as defined in Regulation D) for the applicable Interest Period as of the first day of such Interest Period, but subject to any changes in such reserve requirement becoming effective during the Interest Period. For purposes of calculating the Reserve Percentage, the reserve requirement shall be as set forth in Regulation D without benefit of credit for prorations, exemptions or offsets under Regulation D, and further without regard to whether or not any Lender elects to actually fund any Loan or portion thereof with Eurocurrency liabilities.

         "Revolving Credit Commitment" means (a) as to any Lender, the obligation of such Lender to make Revolving Credit Loans to the account of the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 1 hereof, as such amount may be reduced or modified at any time or from time to time pursuant to Sections 2.5 and 13.10 and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Loans, as such amount may be reduced at any time or from time to time pursuant to Section 2.5. The Revolving Credit Commitment of all Lenders on the Acquisition Date shall be Two Million Five Hundred Thousand Dollars ($2,500,000).

         "Revolving Credit Facility" means the revolving credit facility established pursuant to Article II hereof.

         "Revolving Credit Loans" means the revolving credit loans to be made to the Borrower pursuant to Section 2.1.

         "Revolving Credit Notes" means the separate Revolving Credit Notes made by the Borrower payable to the order of each of the Lenders, substantially in the form of Exhibit A hereto, evidencing the Debt incurred by the Borrower pursuant to the Revolving Credit Facility, and any amendments, modifications and supplements thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

         "Revolving Credit Termination Date" means the earliest of the dates referred to in Section 2.6.

         "Security Agreements" means the collective reference to the Borrower Security Agreement and the Subsidiary Security Agreement.

         "Security Documents" means the collective reference to the Security Agreements, the Stock Pledge Agreement, the Subordination Agreements, the Guaranty Agreement and each other agreement or writing pursuant to which the Borrower pledges or grants a security interest in the Collateral or other collateral securing the Obligations or such Person guaranties the payment and/or performance of the Obligations.

         "Solvent" means, as to any Person on a particular date, that such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) owns property having a present fair saleable value on a going concern basis, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

         "Stock Pledge Agreement" means the Pledge Agreement of even date executed by the Borrower, as debtor, in favor of the Agent for the benefit of the Agent and Lenders, in the form of Exhibit H, as amended, modified or supplemented.

         "Subordination Agreements" means collectively the subordination provisions substantially in the form of Exhibit J hereto included in the promissory notes executed by Northland Cable Properties Five Limited Partnership pursuant to Section 3.1.2. of the Asset Purchase Agreements.

         "Subordinated Debt" means all Debt subordinated in right and time of payment and on other terms satisfactory to the Required Lenders, including without limitation the Debt subordinated pursuant to the terms of the Subordination Agreements.

         "Subsidiary" means, as to any Person, any corporation, partnership or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership or other entity is at the time, directly or indirectly, owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to "Subsidiary" or "Subsidiaries" herein shall refer to those of the Borrower.

         "Subsidiary Security Agreement" means the Security Agreement of even date executed by Corsicana, as debtor, in favor of the Agent for the benefit of the Agent and Lenders, in the form of Exhibit G-2 hereto, as amended, modified or supplemented.

         "Taxes" shall have the meaning assigned thereto in Section 4.9(a).

         "Term Loans" means each of the term loans to be made to the Borrower pursuant to Section 3.1.

         "Term Loan Commitment" means (a) as to any Lender, the obligation of such Lender to make the Term Loans to the account of the Borrower hereunder in an aggregate principal amount not to exceed the amount set forth opposite such Lender's name on the signature pages hereof, as such amount may be reduced or modified at any time or from time to time pursuant to Section 13.10 and (b) as to all Lenders, the aggregate commitment of all Lenders to make Term Loans. The Term Loan Commitment of all Lenders as of the Closing Date shall be Twenty Million Five Hundred Thousand Dollars ($20,500,000).

         "Term Loan Facility" means the term loan facility established pursuant to Article III hereof.

         "Term Loan Maturity Date" means March 31, 2001.

         "Term Notes" means the Term Notes made by the Borrower payable to the order of each of the Lenders, substantially in the form of Exhibit B hereto, evidencing the Debt incurred by the Borrower pursuant to the Term Loan Facility, and any amendments, modifications and supplements thereto, any substitutes therefor, and any replacements, restatements, renewals or extensions thereof, in whole or in part.

         "Termination Event" means: (a) a "Reportable Event" described in
Section 4043 of ERISA; or (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA; or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC; or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (f) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan; or (g) the imposition of a Lien pursuant to
Section 412 of the Code or Section 302 of ERISA; or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA; or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under
Section 4042 of ERISA.

         "Total Debt" means, with respect to the Borrower and its Subsidiaries at any date of determination and without duplication, all Debt thereof on a Consolidated basis.

         "Wholly-Owned" means, with respect to a Subsidiary, a Subsidiary all of the shares of capital stock or other ownership interests of which are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries.

         SECTION 1.2. General. All terms of an accounting nature not specifically defined herein shall have the meaning assigned thereto by GAAP. Unless otherwise specified, a reference in this Agreement to a particular section, subsection, Schedule or Exhibit is a reference to that section, subsection, Schedule or Exhibit of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Any reference herein to "Charlotte time" shall refer to the applicable time of day in Charlotte, North Carolina.

         SECTION 1.3.  Other Definitions and Provisions.

         (a) Use of Capitalized Terms. Unless otherwise defined therein, all capitalized terms defined in this Agreement shall have the defined meanings when used in this Agreement, the Notes and the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement.

         (b) Miscellaneous. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                                   ARTICLE II

                            REVOLVING CREDIT FACILITY

         SECTION 2.1. Revolving Credit Loans. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Revolving Credit Loans to the Borrower from time to time from the Acquisition Date through the Revolving Credit Termination Date as requested by the Borrower in accordance with the terms of Section 2.2; provided, that (a) the aggregate principal amount of all outstanding Revolving Credit Loans (after giving effect to any amount requested) shall not exceed the Revolving Credit Commitment and (b) the principal amount of outstanding Revolving Credit Loans from any Lender to the Borrower shall not at any time exceed such Lender's Revolving Credit Commitment. Each Revolving Credit Loan by a Lender shall be in a principal amount equal to such Lender's Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Termination Date.

         SECTION 2.2.  Procedure for Advance of Revolving Credit Loans.

         (a) Requests for Borrowing. The Borrower shall give the Agent irrevocable prior written notice (or telephonic notice confirmed by written notice) in the form attached hereto as Exhibit C-I (a "Notice of Borrowing") not later than 11:00 a.m. (Charlotte time) (i) on the same Business Day as each Base Rate Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be with respect to LIBOR Rate Loans in an aggregate principal amount of $250,000 or a whole multiple of $100,000 in excess thereof and with respect to Base Rate Loans in an aggregate principal amount of $250,000 or a whole multiple of $100,000 in excess thereof, (C) whether the Revolving Credit Loans are to be LIBOR Rate Loans or Base Rate Loans (provided that LIBOR Rate Loans shall not be available until three (3) Business Days after the Acquisition
Date), and (D) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto. Notices received after 11:00 a.m. (Charlotte time) shall be deemed received on the next Business Day. The Agent shall promptly notify the Lenders of each Notice of Borrowing.

         (b) Disbursement of Loans. Not later than 1:00 p.m. (Charlotte time) on the proposed borrowing date, each Lender will make available to the Agent, for the account of the Borrower, at the office of the Agent in funds immediately available to the Agent, such Lender's Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.2 in immediately available funds by crediting such proceeds to a deposit account of the Borrower maintained with the Agent or by wire transfer to such account as may be requested by the Borrower by prior written notice to the Agent. Subject to Section 4.6 hereof, the Agent shall not be obligated to disburse the proceeds of any Revolving Credit Loan requested pursuant to this Section 2.2 to the extent that any Lender has not made available to the Agent its Commitment Percentage of such Loan.

         SECTION 2.3.  Repayment of Revolving Credit Loans.

         (a) Repayment on Revolving Credit Termination Date. The Borrower shall repay the outstanding principal amount of all Revolving Credit Loans in full, together with all accrued but unpaid interest thereon, on the Revolving Credit Termination Date.

         (b) Mandatory Repayment of Excess Revolving Credit Loans. If at any time the outstanding principal amount of all Revolving Credit Loans exceeds the Revolving Credit Commitment, the Borrower shall repay immediately upon notice from the Agent, by payment to the Agent for the account of the Lenders, the Revolving Credit Loans in an amount equal to such excess. Each such repayment shall be accompanied by accrued interest on the amount repaid and any amount required to be paid pursuant to Section 4.8 hereof.

         (c) Optional Repayments. The Borrower may at any time and from time to time repay the Revolving Credit Loans, in whole or in part, upon at least three
(3) Business Days' irrevocable notice to the Agent with respect to LIBOR Rate Loans and one (1) Business Day irrevocable notice with respect to Base Rate Loans, specifying the date and amount of repayment and whether the repayment is of LIBOR Rate Loans or Base Rate Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial repayments shall be in an aggregate amount of $250,000 or a whole multiple of $100,000 in excess thereof with respect to LIBOR Rate Loans and $250,000 or a whole multiple of $100,000 in excess thereof with respect to Base Rate Loans.

         (d) Limitation on Repayment of LIBOR Rate Loans. The Borrower may not repay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section 4.8 hereof.

         SECTION 2.4. Revolving Credit Notes. Each Lender's Revolving Credit Loans and the obligation of the Borrower to repay such Revolving Credit Loans shall be evidenced by a Revolving Credit Note executed by the Borrower payable to the order of such Lender representing the Borrower's obligation to pay such Lender's Revolving Credit Commitment or, if less, the aggregate unpaid principal amount of all Revolving Credit Loans made and to be made by such Lender to the Borrower hereunder, plus interest on such principal amounts and all other fees, charges and other amounts due thereon. Each Revolving Credit Note shall be dated the date hereof and shall bear interest on the unpaid principal amount thereof at the applicable interest rate per annum specified in Section 4.1.

         SECTION 2.5. Permanent Reduction of the Revolving Credit Commitment.

         (a) The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Agent, to permanently reduce, in whole at any time or in part from time to time, without premium or penalty, the Revolving Credit Commitment of the Lenders in an aggregate principal amount of not less than $250,000 or any whole multiple of $100,000 in excess thereof.

         (b) If at any time proceeds ("Excess Proceeds") remain after the prepayment of Term Loans pursuant to Section 3.5, the Revolving Credit Commitment shall be permanently reduced by an amount equal to the amount of such Excess Proceeds.

         (c) Each permanent reduction permitted or required pursuant to this
Section 2.5 shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans of the Lenders after such reduction to the Revolving Credit Commitment as so reduced and by payment of accrued interest as of the date of any such payment on the amount of such repaid principal. Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Obligations and termination of the Revolving Credit Commitment and the Revolving Credit Facility. If the reduction of the Revolving Credit Commitment requires the repayment of any LIBOR Rate Loan, such reduction may be made only on the last day of the then current Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section
4.8 hereof.

         SECTION 2.6. Termination of Revolving Credit Facility. The Revolving Credit Facility shall terminate on the earliest of (a) March 31, 2001, (b) the date of permanent reduction of the Revolving Credit Commitment to zero pursuant to Section 2.5 or (c) the date of termination by the Agent on behalf of the Lenders pursuant to Section 11.2(a).

         SECTION 2.7. Use of Proceeds. The Borrower shall use the proceeds of the Revolving Credit Loans (a) to finance the Phoenix Purchase and the acquisition of other Capital Assets and (b) for working capital and general business requirements of the Borrower and its Subsidiaries.

         SECTION 2.8. Security. The Obligations of the Borrower under the Revolving Credit Facility shall be secured as provided in the Security Documents.

                                   ARTICLE III

                               TERM LOAN FACILITY

         SECTION 3.1. Term Loans and Use of Proceeds. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make two Term Loans to the Borrower. Each Lender severally agrees (a) to make the initial Term Loan to the Borrower on the Closing Date to refinance and pay in full the Existing Facility and pay certain fees and expenses incurred in connection with the transactions contemplated hereby and (b) to make a second Term Loan to the Borrower on the Acquisition Date to finance the Phoenix Purchase and certain fees and expenses incurred in connection therewith. Each Term Loan shall be funded by each Lender in a principal amount equal to such Lender's Commitment Percentage of the total principal amount of the Term Loan requested on the Closing Date or Acquisition Date, as applicable, and the aggregate amount of the Term Loans shall be in a principal amount equal to such Lender's Term Loan Commitment.

         SECTION 3.2. Procedure for Advance of Term Loans. The Borrower shall give the Agent a Notice of Borrowing in the form attached hereto as Exhibit C-II prior to 11:00 a.m. (Charlotte time) on the Closing Date or the Acquisition Date, as applicable, requesting that the Lenders make the Term Loans as a Base Rate Loan on such date. To the extent any conversion of the applicable interest rate is effected pursuant to Section 4.3, each borrowing of a Base Rate Loan shall be in an aggregate principal amount of at least $250,000 or any integral multiple of $100,000 in excess thereof and each borrowing of a LIBOR Rate Loan shall be in an aggregate principal amount of $250,000 or any integral multiple of

$100,000 in excess thereof. Upon receipt of such Notice of Borrowing from the Borrower, the Agent shall promptly notify each Lender thereof. Not later than 1:00 p.m. (Charlotte time) on the Closing Date or the Acquisition Date, as applicable, each Lender will make available to the Agent for the account of the Borrower, at the office of the Agent in funds immediately available to the Agent, the amount of such Lender's Term Loan to be made on such date. The Borrower hereby irrevocably authorize the Agent to disburse the proceeds of each of the Term Loans in immediately available funds by wire transfer to such Person or Persons as may be designated by the Borrower.

         SECTION 3.3. Repayment of Term Loans. The Borrower shall repay the aggregate outstanding principal amount of the Term Loans in consecutive quarterly installments on the last day of each March, June, September, and December commencing December 31, 1995, based upon the following amortization schedule:

                     Payment Date                   Principal Installment
                     ------------                   ---------------------
                  December 31, 1995                      $   375,000

                  March 31, 1996                             187,500
                  June 30, 1996                              187,500
                  September 30, 1996                         187,500
                  December 31, 1996                          187,500

                  March 31, 1997                             262,500
                  June 30, 1997                              262,500
                  September 30, 1997                         262,500
                  December 31, 1997                          262,500

                  March 31, 1998                             375,000
                  June 30, 1998                              375,000
                  September 30, 1998                         375,000
                  December 31, 1998                          375,000

                  March 31, 1999                             500,000
                  June 30, 1999                              500,000
                  September 30, 1999                         500,000
                  December 31, 1999                          500,000

                  March 31, 2000                             662,500
                  June 30, 2000                              662,500
                  September 30, 2000                         662,500
                  December 31, 2000                          662,500

                  March 31, 2001                          12,175,000

                  Total Principal
                   Installments                          $20,500,000

If not sooner paid, the Term Loans shall be paid in full, together with accrued interest thereon, on the Term Loan Maturity Date.

         SECTION 3.4. Optional Prepayments of Term Loans. The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Agent, to prepay the Term Loans in whole or in part without premium or penalty except as provided below. Each optional prepayment of the Term Loans hereunder shall be in an aggregate principal amount of at least $250,000 or any whole multiple of $100,000 in excess thereof, shall be applied pro rata to the outstanding principal installments of the Term Loans and shall be accompanied by accrued interest on the amount prepaid through the date of prepayment and by any payment required under Section 4.8 hereof.

         SECTION 3.5.  Mandatory Prepayments of Term Loans.

         (a) Debt and Equity Proceeds. The Borrower shall make mandatory principal prepayments on the Term Loans in amounts equal to fifty percent (50%) of the aggregate Net Proceeds, as defined below, from any incurrence of Debt or offering of debt or equity securities by the Borrower or any of its Subsidiaries. Such prepayment shall be made within one (1) Business Day after the date of consummation of any such transaction. As used herein, "Net Proceeds" means the gross proceeds received by the Borrower or any Subsidiary from any such transaction net of the reasonable costs thereof (including any underwriting commissions attributable thereto).

         (b) Insurance Proceeds. The Borrower shall make mandatory principal prepayments on the Term Loans in amounts equal to one hundred percent (100%) of the proceeds of any payment under any casualty insurance policy not applied within one hundred and twenty (120) days of receipt thereof toward the repair or replacement of the related assets covered thereby.

         (c) Excess Cash Flow. The Borrower shall make annual mandatory principal prepayments on the Term Loans in amounts equal to fifty percent (50%) of the Excess Cash Flow, if any, of the Borrower and its Subsidiaries for each annual period ending on December 31 commencing with the annual period ending December 31, 1996. Annual Excess Cash Flow prepayments shall be due and payable on the date occurring one hundred and twenty days (120) after the close of each such annual period.

         (d) Manner of Payment. Each mandatory prepayment under Section 3.5 shall be applied to the outstanding principal balance of the Term Loans in the inverse order of maturity thereof. Each such prepayment shall be accompanied by accrued interest on the amount prepaid and by any payment required under Section
4.8 hereof.

         SECTION 3.6. Term Notes. Each Lender's Term Loans and the obligation of the Borrower to repay such Term Loans shall be evidenced by Term Notes in the form attached hereto as Exhibit B, payable to the order of such Lender representing the Borrower's obligation to pay such Lender's outstanding portion of its Term Loan Commitment in accordance with the terms hereof. Each Term Note shall bear interest on the unpaid principal amount thereof at the applicable interest rate per annum specified in Section 4.1.

         SECTION 3.7. Security. The Obligations of the Borrower under the Term Loan Facility shall be secured as provided in the Security Documents.

                                   ARTICLE IV

                             GENERAL LOAN PROVISIONS

         SECTION 4.1.  Interest.

         (a) Interest Rate Options. Subject to the provisions of this Section 4.1, at the election of the Borrower, the principal balance of any Loan shall bear interest at either the Base Rate or the LIBOR Rate plus, in each case, the Applicable Margin as set forth below. The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given pursuant to Sections 2.2 and 3.2, or at the time a Notice of Conversion/ Continuation is given pursuant to Section 4.2. Each Loan bearing interest based on the Base Rate shall be a "Base Rate Loan", and each Loan bearing interest based on the LIBOR Rate shall be a "LIBOR Rate Loan". Any Loan as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.

         (b) Interest Periods. In connection with each LIBOR Rate Loan, the Borrower, by giving notice at the times described in Section 4.1(a), shall elect an interest period (each, an "Interest Period") to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), three (3), six (6), or if agreed to by each Lender, twelve (12) months; provided that:

                        (i) the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

                        (ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the immediately succeeding Business Day; provided, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further

Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

                        (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

                        (iv) no Interest Period shall extend beyond the Revolving Credit Termination Date or the Term Loan Maturity Date, as applicable, and no Interest Period shall be selected by the Borrower which would result in the repayment of any LIBOR Rate Loan prior to the end of an Interest Period; and

                        (v) there shall be no more than four (4) Interest Periods in effect at any time.

         (c) Applicable Margin. The Applicable Margin provided for in Section 4.1(a) with respect to the Loans (the "Applicable Margin") shall (i) on the Closing Date equal the percentages set forth in the certificate delivered pursuant to Section 5.2(e) and (ii) for each fiscal quarter thereafter be determined by reference to the Leverage Ratio as of the end of the fiscal quarter immediately preceding the delivery of the applicable Officer's Compliance Certificate as follows:

                                               Applicable Margin Per Annum
           Leverage Ratio                      Base Rate +     LIBOR Rate +
           --------------                      ----------------------------
           Equal to or greater than               1.375%          2.625%
           4.40 to 1.0

           Equal to or greater than               1.125%          2.375%
           3.40 to 1.0 but less than
           4.40 to 1.0

           Less than 3.40 to 1.0                  0.875%          2.125%


Adjustments, if any, in the Applicable Margin shall be made by the Agent upon receipt by the Agent of quarterly financial statements for the Borrower and its Subsidiaries and the accompanying Officer's Compliance Certificate setting forth the Leverage Ratio of the Borrower and its Subsidiaries as of the most recent fiscal quarter end. Subject to Section 4.1(d), in the event the Borrower fails to deliver such financial statements and certificate within the time required by Sections 7.1 and 7.2 hereof, the Applicable Margin shall be the highest Applicable Margin set forth above until the delivery of such financial statements and certificate.

         (d) Default Rate. Upon the occurrence and during the continuance of an Event of Default, (i) the Borrower shall no longer have the option to request LIBOR Rate Loans, (ii) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum two percent (2%) in excess of the rate then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, and (iii) all outstanding Base Rate Loans shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans (in each such case plus the Applicable Margin). Interest shall continue to accrue on the Notes after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

         (e) Interest Payment and Computation. Interest on each Base Rate Loan shall be payable in arrears on the last Business Day of each fiscal quarter commencing December 29, 1995, and interest on each LIBOR Rate Loan shall be payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. All interest rates, fees and commissions provided hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed, except that interest with respect to each Base Rate Loan and the commitment fee referenced in Section 4.3(a) shall be computed on the basis of a 365-day year.

         (f) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under any of the Notes exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have contracted for, charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Agent's option promptly refund to the Borrower any interest received by Lenders in excess of the maximum lawful rate or shall apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Agent nor any Lender charge, receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of the maximum non-usurious rate that may be paid by the Borrower under Applicable Law.

         SECTION 4.2. Notice and Manner of Conversion or Continuation of Loans. Provided that no Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time following the third Business Day after the Closing Date or the Acquisition Date, as applicable, all or any portion of their outstanding Base Rate Loans that are Term Loans in a principal amount equal to $250,000 or any whole multiple of $100,000 in excess thereof into one or more LIBOR Rate Loans that are Term Loans, (b) convert at any time all or any portion of their outstanding Base Rate Loans that are Revolving Credit Loans in a principal amount equal to $250,000 or any whole multiple of $100,000 in excess thereof into one or more LIBOR Rate Loans that are Revolving Credit Loans, and
(c) upon the expiration of any Interest Period, convert all or any part of their outstanding LIBOR Rate Loans into Base Rate Loans in a principal amount equal to $250,000 or a whole multiple of $100,000 in excess thereof or to continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Agent irrevocable prior written notice in the form attached as Exhibit D (a "Notice of Conversion/Continuation") not later than 11:00 a.m. (Charlotte time) three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (i) the Loans to be converted or continued, and, in the case of a LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (ii) the effective date of such conversion or continuation (which shall be a Business Day), (iii) the principal amount of such Loans to be converted or continued, and (iv) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. The Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation.

         SECTION 4.3.  Commitment, Facility, and Agency Fees.

         (a) Commitment Fee. Commencing on the Closing Date, the Borrower shall pay to the Agent, for the account of the Lenders, a non-refundable commitment fee at a rate per annum equal to 1/2 of 1% on the average daily unused portion of the Revolving Credit Commitment and Term Loan Commitment. The commitment fee shall be payable in arrears on the last Business Day of each fiscal quarter during the term of this Agreement commencing December 29, 1995, and on the Termination Date. Such commitment fee shall be distributed by the Agent to the Lenders pro rata in accordance with the Lenders' respective Commitment Percentages.

         (b) Agent's Fee. In order to compensate the Agent for administering the Loans and its other obligations hereunder, the Borrower agrees to pay to the Agent an annual fee commencing on the Closing Date and each anniversary thereof in accordance with the fee letter agreement referred to in Section 5.2(e)(iii).

         SECTION 4.4. Manner of Payment. Each payment (including repayments described in Articles II and III) by the Borrower on account of the principal of or interest on the Loans or of any fee or other amounts payable to the Lenders under this Agreement or any Note shall be made not later than 1:00 p.m. (Charlotte time) on the date specified for payment under this Agreement to the Agent for the account of the Lenders pro rata in accordance with their respective Commitment Percentages at the Agent's Office, in Dollars, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. (Charlotte time) on such day shall be deemed a payment on such date for the purposes of
Section 11.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. (Charlotte time) shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Agent of each such payment the Agent shall credit each Lender's account with its pro rata share of such payment in accordance with such Lender's Commitment Percentage and shall wire advice of the amount of such credit to each Lender. Each payment to the Agent of Agent's fees or expenses shall be made for the account of the Agent. Subject to
Section 4.1(b)(ii), if any payment under this Agreement or any Note shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

         SECTION 4.5. Crediting of Payments and Proceeds. In the event that the Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 11.2, all payments received by the Lenders upon the Notes and the other Obligations and all net proceeds from the enforcement of the Obligations shall be applied first to all expenses then due and payable by the Borrower hereunder, then to all indemnity obligations then due and payable by the Borrower hereunder, then to all Agent's fees then due and payable, then to all commitment and other fees and commissions then due and payable, then to accrued and unpaid interest on the Notes and any termination payments due in respect of a Hedging Agreement with any Lender (pro rata in accordance with all such amounts due) and then to the principal amount of the Notes.

         SECTION 4.6. Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption by Agent. The obligations of the Lenders under this Agreement to make the Loans are several and are not joint or joint and several. Unless the Agent shall have received notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Agent such Lender's ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Agent may assume that such Lender has made such portion available to the Agent on the proposed borrowing date in accordance with Sections 2.2(b) and 3.2, and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If such amount is made available to the Agent on a date after such borrowing date, such Lender shall pay to the Agent on demand an amount, until paid, equal to the product of

(a) the amount of such Lender's Commitment Percentage of such borrowing, times
(b) the daily average Federal Funds Rate during such period as determined by the Agent, times (c) a fraction the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such Lender's Commitment Percentage of such borrowing shall have become immediately available to the Agent and the denominator of which is 360. A certificate of the Agent with respect to any amounts owing under this Section shall be conclusive, absent manifest error. If such Lender's Commitment Percentage of such borrowing is not made available to the Agent by such Lender within three (3) Business Days of such borrowing date, the Agent shall be entitled to recover such amount made available by the Agent with interest thereon at the rate per annum applicable to Base Rate Loans hereunder, on demand, from the Borrower. The failure of any Lender to make its Commitment Percentage of any Loan available shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on such borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.

         SECTION 4.7.  Changed Circumstances.

         (a) Circumstances Affecting LIBOR Rate Availability. If, with respect to any Interest Period, the Agent or any Lender (after consultation with Agent) shall determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars, in the applicable amounts are not being offered to the Agent or such Lender for such Interest Period, then the Agent shall forthwith give notice thereof to the Borrower. Thereafter, until the Agent notifies the Borrower that such circumstances no longer exist (which notification shall be given within thirty (30) days after the Agent obtains actual knowledge that such circumstances no longer exist), the obligation of the Lenders to make LIBOR Rate Loans, and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan, shall be suspended, and the Borrower shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan, together with accrued interest thereon, on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period.

         (b) Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice (and, if available, a copy) thereof to the Agent and the Agent shall promptly give notice (and such copy, if applicable) to the Borrower and the other Lenders. Thereafter, until Agent notifies the Borrower that such circumstances no longer exist (which notification shall be given within thirty (30) days after the Agent obtains actual knowledge that such circumstances no longer exist), (i) the obligations of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans hereunder, and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto as a LIBOR Rate Loan, the applicable LIBOR Rate Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.

         (c) Increased Costs. If, after the date hereof, the introduction of, or any change in, any Applicable Law, or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of such Authority, central bank or comparable agency:

                        (i) shall subject any of the Lenders (or any of their respective Lending Offices) to any tax, duty or other charge with respect to any LIBOR Rate Loan or any Note, or shall change the basis of taxation of payments to any of the Lenders (or any of their respective Lending Offices) of the principal of or interest on any LIBOR Rate Loan or any Note, or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of any of the Lenders or any of their respective Lending Offices imposed by the jurisdiction in which such Lender is organized or is or should be qualified to do business or such Lending Office is located); or

                        (ii) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance or capital or similar requirement against assets of, deposits with or for the account of, or credit extended by any of the Lenders (or any of their respective Lending Offices) or shall impose on any of the Lenders (or any of their respective Lending Offices) or the foreign exchange and interbank markets any other condition affecting any LIBOR Rate Loan or any Note;

and the result of any of the foregoing is to increase the costs to any of the Lenders of maintaining any LIBOR Rate Loan or to reduce the yield or amount of any sum received or receivable by any of the Lenders under this Agreement or under the Notes in respect of a LIBOR Rate Loan, then such Lender shall promptly notify the Agent, and the Agent shall promptly notify the Borrower of such fact and demand compensation therefor and, within fifteen (15) days after such notice by Agent, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction. The Agent will promptly notify the Borrower of any event of which it has knowledge which will entitle such Lender to compensation pursuant to this
Section 4.7(c); provided, that the Agent shall incur no liability whatsoever to the Lenders or the Borrower in the event it fails to do so. A certificate of the Agent setting forth the basis for determining such additional amount or amounts necessary to compensate such Lender or Lenders shall be conclusively presumed to be correct save for manifest error. Any Lender claiming compensation under this
Section 4.7(c) shall notify the Borrower of any event occurring after the Closing Date entitling such Lender to such compensation as promptly as practicable (including, if available, a copy of the applicable request or directive relating to such compensation); provided that if such Lender fails to give such notice to the Agent within forty-five (45) days after it obtains actual knowledge of such an event, such Lender shall, with respect to such compensation in respect of any costs resulting from such event, only be entitled to payment under this Section 4.7(c) for costs incurred from and after the date forty-five (45) days prior to the date that such Lender does give such notice.

         SECTION 4.8. Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or expense which may arise or be attributable to each Lender's obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain the Loans (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow on a date specified therefor in a Notice of Borrowing or Notice of Continuation/Conversion or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. Each Lender's calculations of any such loss or expense shall be furnished to the Borrower and shall be conclusive, absent manifest error.

         SECTION 4.9.  Taxes.

         (a) Payments Free and Clear. Any and all payments by the Borrower hereunder or under the Notes shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholding, and all liabilities with respect thereto excluding, (i) in the case of each Lender and the Agent, income and franchise taxes imposed by the jurisdiction under the laws of which such Lender or Agent (as the case may be) is organized or is or should be qualified to do business or any political subdivision thereof and (ii) in the case of each Lender, income and franchise taxes imposed by the jurisdiction of such Lender's Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note, (A) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.9) such Lender or Agent (as the case may be) receives an amount equal to the amount such party would have received had no such deductions been made, (B) the Borrower shall make such deductions, (C) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with Applicable Law, and (D) the Borrower shall deliver to the Agent evidence of such payment to the relevant taxing authority or other authority in the manner provided in Section 4.9(d).

         (b) Stamp and Other Taxes. In addition, the Borrower shall pay any present or future stamp, registration, recordation or documentary taxes or any other similar fees or charges or excise or property taxes (other than excise and property taxes to which any Agent or Lender would have been subject in the absence of this Agreement and the provision for security in connection with the execution of this Agreement), levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Loans, the other Loan Documents, or the perfection of any rights or security interest in respect thereto (hereinafter referred to as "Other Taxes").

         (c) Indemnity. The Borrower shall indemnify each Lender and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this
Section 4.9) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses, unless such penalties, interest or expenses arise solely as the result of late payment or willful negligence by the applicable Lender or Agent) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be made within thirty (30) days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

         (d) Evidence of Payment. Within thirty (30) days after the date of any payment of Taxes or Other Taxes, the Borrower shall furnish to the Agent, at its address referred to in Section 13.1, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to the Agent.

         (e) Delivery of Tax Forms. Each Lender organized under the laws of a jurisdiction other than the United States or any state thereof shall deliver to the Borrower, with a copy to the Agent, on the Closing Date or concurrently with the delivery of the relevant Assignment and Acceptance, as applicable, (i) two United States Internal Revenue Service Forms 4224 or Forms 1001, as applicable (or successor forms) properly completed and certifying in each case that such Lender is entitled to a complete exemption from withholding or deduction for or on account of any United States federal income taxes, and (ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding taxes. Each such Lender further agrees to deliver to the Borrower, with a copy to the Agent, a Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms or manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, certifying in the case of a Form 1001 or 4224 that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes (unless in any such case an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or the exemption to which such forms relate unavailable and such Lender notifies the Borrower and the Agent that it is not entitled to receive payments without deduction or withholding of United States federal income taxes) and, in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax.

         (f) Survival. The agreements and obligations of the Borrower contained in this Section 4.9 shall survive for one year after the payment in full of the Obligations and the termination of the Commitments.

                                    ARTICLE V

                  CLOSING; CONDITIONS OF CLOSING AND BORROWING

         SECTION 5.1. Closing. The closing shall take place at the offices of Kennedy Covington Lobdell & Hickman, 100 North Tryon Street, Suite 4200, Charlotte, North Carolina 28202 at 10:00 a.m. on November 17, 1995 or on such other date as the parties hereto shall mutually agree.

         SECTION 5.2. Conditions to Closing and Initial Loans. The obligation of the Lenders to close this Agreement and to make the

Loans on the Closing Date is subject to the satisfaction of each of the following conditions:

         (a) Executed Loan Documents. The following Loan Documents, in form and substance satisfactory to the Agent and each Lender:

                  (i) this Agreement;

                 (ii) the Notes;

                (iii) the Borrower Security Agreement;

                 (iv) the Subsidiary Security Agreement;

                  (v) the Stock Pledge Agreement; and

                 (vi) the Guaranty Agreement

shall have been duly authorized, executed and delivered by the Borrower or Guarantor, as applicable, shall be in full force and effect and no default shall exist thereunder, and the Borrower shall have delivered original counterparts thereof to the Agent.

         (b)      Collateral.

                  (i) Filings and Recordings. All filings and recordations that are necessary to perfect the security interests of the Lenders in the Collateral described in the Security Documents shall have been forwarded for filing in all appropriate locations and the Agent shall have received evidence satisfactory to the Agent that once filed such security interests will constitute valid and perfected first priority Liens therein.

                  (ii) Collateral. The Agent shall have received original stock certificates evidencing the capital stock pledged pursuant to the Stock Pledge Agreement, together with appropriate undated stock power duly executed in blank by the registered owner thereof.

                  (iii) Lien Search. The Borrower shall have delivered the results of a Lien search of all filings made against the Borrower and Guarantor under the Uniform Commercial Code as in effect in any state in which any of their assets are located, indicating among other things that their assets are free and clear of any Lien except for the Liens permitted by Section 10.3.

                  (iv) Insurance. The Agent shall have received certificates of insurance, evidence of payment of all insurance premiums, and, if requested by the Agent, copies (certified by the Borrower) of insurance policies in the form required under Section 8.3 and the Security Documents and otherwise in form and substance reasonably satisfactory to the Agent.

         (c)      Closing Certificates; etc.

               (i) Officer's Certificate. The Agent shall have received a certificate from the chief executive or chief financial officer (or other officer reasonably acceptable to the Agent) of the Managing General Partner, in form and substance satisfactory to the Agent, to the effect that all representations and warranties of the Borrower contained in this Agreement and the other Loan Documents are true, correct and complete; that the Borrower is not in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that the Borrower has satisfied each of the closing conditions to be satisfied by it.

              (ii) Closing Certificate of Borrower. The Agent shall have received a certificate of the secretary or assistant secretary of the Managing General Partner certifying on behalf of the Borrower that attached thereto is a true and complete copy of the certificate of limited partnership of the Borrower and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of formation; that attached thereto is a true and complete copy of the Partnership Agreement of the Borrower as in effect on the date of such certification; that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Managing General Partner, authorizing on behalf of the Borrower the borrowings contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents; and as to the incumbency and genuineness of the signature of each officer of the Managing General Partner executing Loan Documents to which the Borrower is a party.

             (iii) Closing Certificate of Managing General Partner. The Agent shall have received a certificate of the secretary or assistant secretary of the Managing General Partner certifying that attached thereto is a true and complete copy of the certificate and articles of incorporation of the Managing General Partner and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of formation; and that attached thereto is a true and complete copy of the by-laws of the Managing General Partner as in effect on the date of such certification.

              (iv) Closing Certificate of Guarantor. The Agent shall have received a certificate of the secretary or assistant secretary of the Guarantor certifying that attached thereto is a true and complete copy of the certificate and articles of incorporation of the Guarantor and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation; that attached thereto is a true and complete copy of the by-laws of the Guarantor as in effect on the date of such certification; that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Guarantor, authorizing the execution, delivery and performance of the Loan Documents to which it is a party; and as to the incumbency and genuineness of the signature of each officer of the Guarantor executing such Loan Documents.

               (v) Certificates of Good Standing. The Agent shall have received certificates as of a recent date of the good standing of the Borrower and Guarantor under the laws of their respective jurisdiction of organization and such other jurisdictions requested by the Agent and, if not covered by such good standing certificates, a certificate of the relevant taxing authorities of such jurisdictions certifying that the Borrower and Guarantor have filed required tax returns and owes no delinquent taxes.

              (vi) Opinions of Counsel. The Agent shall have received favorable opinions of counsel to the Borrower and Guarantor addressed to the Agent and Lenders (A) with respect to the Borrower and Guarantor, the Loan Documents, the Collateral and such other matters as the Lenders shall request and (B) with respect to FCC and other regulatory matters, each in form and substance reasonably satisfactory to the Agent.

              (vii) Tax Forms. The Agent shall have received copies from each Lender of the United States Internal Revenue Service forms required by Section 4.9(e) hereof.

         (d)   Consents; No Adverse Change.

               (i) Governmental and Third Party Approvals. Other than as set forth on Schedule 6.1(d), all necessary approvals, authorizations and consents, if any be required, of any Person and of all Governmental Authorities and courts having jurisdiction with respect to the transactions contemplated by the Loan Documents shall have been obtained.

              (ii) Permits and Licenses. All material permits and licenses, including permits and licenses required under Applicable Laws, necessary to the conduct of business by the Borrower and its Subsidiaries, including without limitation all FCC Licenses, shall have been obtained.

             (iii) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Agent's discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and such other Loan Documents.

              (iv) No Material Adverse Change. There shall not have occurred any material adverse change in the business, condition (financial or otherwise) operations, prospects or properties of the Borrower and its Subsidiaries, or any event, condition or state of facts that will or could be reasonably expected to have a Material Adverse Effect.

              (v) No Event of Default. No Default or Event of Default shall have occurred and be continuing.

         (e)   Financial Matters.

              (i) Financial Statements. The Agent shall have received recent annual and interim financial statements of the Borrower and its Subsidiaries and other financial information, all in form and substance reasonably satisfactory to the Agent and the Lenders.

              (ii) Financial Condition Certificate. The Borrower shall have delivered to the Agent a certificate, in form and substance satisfactory to the Agent, and certified as accurate in all material respects by the chief executive officer or chief financial officer of the Borrower(or other officer reasonably acceptable to the Agent), that (A) attached thereto are calculations reasonably acceptable to the Agent evidencing compliance on a pro forma basis with the covenants contained in Article IX hereof and Section 11(a)(2) of the Partnership Agreement, (B) the financial projections previously delivered to the Agent are based on reasonable and good faith estimates and assumptions of senior management or the Managing General Partner of the financial condition and operations of the Borrower and its Subsidiaries for the period covered thereby and (C) attached thereto is a calculation of the Applicable Margin in accordance with Section 4.1(c) as of the Closing Date.

             (iii) Payment at Closing; Fee Letters. There shall have been paid by the Borrower to the Agents and the Lenders the fees set forth in Section 4.3 and the fees set forth in the fee letter agreement between First Union and the Borrower dated September 29, 1995, and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, legal fees and expenses), and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

         (f)      Miscellaneous.

               (i) Notice of Borrowing. The Agent shall have received the Notices of Borrowing in accordance with Sections 2.2(a) and 3.2 and written instructions from the Borrower to the Agent directing the payment of the proceeds of Loans made under this Agreement that are to be utilized to retire the Existing Facility.

              (ii) Proceedings and Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Agent and the Lenders. The Agent and the Lenders shall have received copies of all other material instruments and other evidence as the Agent and the Lenders may reasonably request, in form and substance reasonably satisfactory to the Agent and the Lenders, with respect to the transactions contemplated by this Agreement.

              (iii) Due Diligence and Other Documents. The Borrower shall have delivered to the Agent such other documents, certificates and opinions as the Agent may reasonably request.

         SECTION 5.3. Conditions to Phoenix Purchase. The obligations of the Lenders to make the Term Loan referred to in Section 3.1(b) funding the Phoenix Purchase are subject to (a) receipt by the Agent of the Subordination Agreements and any additional closing documents consistent with Section 5.2 that are reasonably requested by the Agent or Lenders in connection with the Phoenix Purchase, (b) evidence reasonably satisfactory to the Agent of receipt by each applicable party of all Governmental Approvals and other consents required under the terms of the Asset Purchase Agreements and satisfaction of the other closing conditions set forth therein and (c) receipt by the Agent of originally executed opinions of counsel delivered pursuant to the Asset Purchase Agreements in form and substance reasonably satisfactory thereto (on which opinions the Agent and Lenders shall be expressly entitled to rely).

         SECTION 5.4. Conditions to All Loans. The obligations of the Lenders to make any Loan is subject to the satisfaction of the following conditions precedent on the relevant borrowing date, as applicable:

         (a) Continuation of Representations and Warranties. The representations and warranties made by the Borrower contained in Article VI shall be true and correct on and as of such borrowing or issuance date with the same effect as if made on and as of such date.

         (b) No Existing Default. No Default or Event of Default shall have occurred and be continuing hereunder on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date.

         (c) Additional Documents. The Agent shall have received each additional document, endorsement, instrument, legal opinion or item of information reasonably requested by it, including, without limitation, a copy of all Governmental Approvals required in connection with the financing of any acquisition permitted by Section 10.4(c).

                                   ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF BORROWER

         SECTION 6.1. Representations and Warranties. To induce the Agent and each Lender to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Agent and the Lenders that:

         (a) Organization; Power; Qualification. The Borrower and its Subsidiaries are duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of their incorporation or formation, have the power and authority to own their respective properties and to carry on its respective businesses as now being and hereafter proposed to be conducted and are duly qualified and authorized to do business in each jurisdiction in which the character of their respective properties or the nature of their respective businesses requires such qualification and authorization. The jurisdictions in which the Borrower and its Subsidiaries are organized and qualified to do business are described on Schedule 6.1(a).

         (b) Ownership. Each Subsidiary of the Borrower is listed on Schedule 6.1(b). The capitalization of the Borrower consists of the number of partnership interests, authorized, issued and outstanding, of such classes and series as described on Schedule 6.1(b). All outstanding partnership interests have been duly authorized and validly issued and are fully paid and nonassessable. The partners of the Borrower and the equity owners of its Subsidiaries and the number of partnership or other equity interests owned by each are described on
Schedule 6.1(b). There are no outstanding warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of partnership or other equity interest in the Borrower or its Subsidiaries, except as described on Schedule 6.1(b).

         (c) Authorization of Agreement, Notes, Loan Documents and Borrowing. Each of the Borrower and its Subsidiaries have the right, power and authority and have taken all necessary partnership, corporate and other action to authorize the execution, delivery and performance of this Agreement, the Notes and each of the other Loan Documents to which it is a party in accordance with their respective terms and the Managing General Partner has the right, power and authority and has taken all necessary action to authorize on behalf of the Borrower the execution, delivery and performance of the Loan Documents to which the Borrower is a party. This Agreement, the Notes, and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of the Borrower (or Managing General Partner on its behalf) and each of its Subsidiaries party thereto, and each such document constitutes the legal, valid and binding obligation of the applicable Borrower and/or Subsidiary party thereto, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors' rights in general and the availability of equitable remedies.

         (d) Compliance of Agreement, Notes, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by each of the Borrower and its Subsidiaries of the Loan Documents to which it is a party, the borrowings hereunder and the transactions contemplated hereby and thereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) except as set forth on Schedule 6.1(d) hereto, require any Governmental Approval or violate any Applicable Law relating to the Borrower or any of its Subsidiaries;
(ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws, partnership agreement or other organizational documents of the Borrower or any of its Subsidiaries or, except as set forth on
Schedule 6.1(d), any Material Contract to which the Borrower is a party or by which any of their respective properties may be bound or any Governmental Approval relating to the Borrower or any of its Subsidiaries; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any of its Subsidiaries other than Liens arising under the Loan Documents.

         (e) Compliance with Law; Governmental Approvals. The Borrower and its Subsidiaries (i) have all material Governmental Approvals required by any Applicable Law for them to conduct their respective businesses, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of the Borrower's knowledge threatened attack by direct or collateral proceeding; and (ii) is in material compliance with each Governmental Approval applicable to it and in material compliance with all other Applicable Laws relating to it or any of its respective properties.

              (f) Tax Returns and Payments. The Borrower and its Subsidiaries have duly filed or caused to be filed all federal, state, local and other tax returns required by Applicable Law to be filed, and have paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its respective property, income, profits and assets which are due and payable. No Governmental Authority has asserted any Lien or other claim against the Borrower or any of its Subsidiaries with respect to material unpaid taxes which has not been discharged or resolved or is not being contested in good faith. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of the Borrower and its Subsidiaries are in the judgment of the Borrower adequate, and the Borrower does not anticipate any additional material taxes or assessments for any of such years.

         (g) Copyright Matters. The Borrower and its Subsidiaries have recorded or deposited with and paid to the United States Copyright Office, and the Register of Copyrights all notices, statements of account, royalty fees and other documents and instruments required under the United States Copyright Act, and neither the Borrower nor any Subsidiary thereof is liable to any Person for copyright infringement under the United States Copyright Act as a result of its business operations. To the best of the Borrower's knowledge, neither the Borrower nor any Subsidiary thereof has been threatened with litigation with respect to any such rights.

         (h) Franchises, Licenses, Patents and Trademarks. The Borrower and its Subsidiaries own or possess rights to use all material franchises (including without limitation all CATV Franchises), licenses, patents, patent rights or licenses, patent applications, trademarks, trademark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing which are required to conduct its business. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights (excluding expiration in accordance with the terms thereof). To the Borrower's best knowledge, neither the Borrower nor any Subsidiary thereof has been threatened with litigation with respect to any such rights.

         (i)  Environmental Matters.

              (i) To the Borrower's best knowledge, the properties of the Borrower and its Subsidiaries do not contain, and have not previously contained, any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a violation of, or (B) could give rise to liability under, applicable Environmental Laws;

             (ii) Such properties and all operations conducted in connection therewith are in material compliance, and have been in material compliance, with all applicable Environmental Laws, and there is no contamination at, under or on such properties or such operations in violations of applicable Environmental laws or which could interfere with the continued operation of such properties or impair the fair saleable value thereof;

            (iii) Neither the Borrower nor any Subsidiary thereof has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of their properties or the operations conducted in connection therewith, nor does the Borrower or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened;

             (iv) Hazardous Materials have not been transported or disposed of from the properties of the Borrower and its Subsidiaries in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws;

              (v) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which either the Borrower or any Subsidiary thereof is or will be named as a party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to such properties or such operations; and

             (vi) There has been no release, or to the best of the Borrower's knowledge, the threat of release, of Hazardous Materials at or from such properties, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

         (j)  ERISA.

              (i) Neither the Borrower nor any ERISA Affiliate maintain or contribute to, or have any obligation under, any Employee Benefit Plans other than those identified on Schedule 6.1(j). If requested by the Agent, the Borrower shall provide the Agent accurate and complete copies of all contracts, agreements and documents described on Schedule 6.1(j);

             (ii) The Borrower and each ERISA Affiliate are in compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section

401(b) of the Code has not yet expired. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code. No liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan;

            (iii) No Pension Plan has been terminated, nor has any accumulated funding deficiency (as defined in Section 412 of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor have the Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

             (iv) Neither the Borrower nor any ERISA Affiliate has: (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or
Section 4975 of the Code; (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid; (C) failed to make a required contribution or payment to a Multiemployer Plan; or (D) failed to make a required installment or other required payment under Section 412 of the Code;

              (v) No Termination Event has occurred or is reasonably expected to occur; and

             (vi) No proceeding, claim, lawsuit and/or investigation is existing or, to the best knowledge of the Borrower after due inquiry, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Borrower or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan.

         (k) Margin Stock. Neither the Borrower nor any Subsidiary thereof is engaged principally or as one of its respective activities in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" (as each such term is defined or used in Regulations G and U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation G, T, U or X of such Board of Governors.

         (l) Government Regulation. Neither the Borrower nor any Subsidiary thereof is an "investment company" or a company "controlled" by an "investment company" (as each such term is defined or used in the Investment Company Act of 1940, as amended) and neither the Borrower nor any of its Subsidiaries is, or will be, subject to regulation under the Public Utility Holding Company Act of 1935 or the Interstate Commerce Act, each as amended, or any other Applicable Law which materially limits its ability to incur or consummate the transactions contemplated hereby.

         (m) Material Contracts. Schedule 6.1(m) sets forth a complete and accurate list of all Material Contracts of the Borrower and its Subsidiaries in effect as of the Closing Date and which are not listed on any other Schedule hereto. Except as set forth on Schedule 6.1(m), the Borrower and its Subsidiaries party thereto have performed all of their material obligations under such Material Contracts and, to the best knowledge of the Borrower, each party thereto is in material compliance with each such Material Contract, and each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof and there are no defaults by the Borrower, any of its Subsidiaries or, to the Borrower's best knowledge, by any other party under any such Material Contract. The Borrower and its Subsidiaries have delivered to the Agent a true and complete copy of each Material Contract required to be listed on Schedule 6.1(m).

         (n) Employment, Non-Compete, Investment and Shareholder Agreements.
Schedule 6.1(n) sets forth a complete and accurate list, as of the Closing Date, of (i) all employment agreements and executive compensation arrangements to which the Borrower is a party which provide for aggregate compensation to any Person (assuming compliance with or satisfaction of all contingencies or conditions) of more than $100,000 per year, (ii) all material agreements to which the Borrower or any Subsidiary is a party under which any party thereto enters into any covenant not to compete with, or solicit customers of, the other party or any covenant to maintain the confidentiality of any customer or employee lists or similar intangible assets, and (iii) all agreements relating to the investment in, or the voting or disposition of, any outstanding partnership units or other ownership interests of the Borrower. Each such agreement listed on Schedule 6.1(n) is, and after giving effect to the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof and there are no material defaults by the Borrower or, to the best of its knowledge, by any other party under any such agreement.

         (o) Employee Matters. The Borrower and its Subsidiaries have a stable work force in place and are not, except as set forth on Schedule 6.1(o), party to any collective bargaining agreement nor has any labor union been recognized as the representative of its respective employees. The Borrower and its Subsidiaries know of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees.

         (p) Trade Relations. Except as set forth on Schedule 6.1(p), to the best of the Borrower's knowledge, there exist no actual or threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship of the Borrower or any Subsidiary thereof with any customer or any group of customers whose purchases individually or in the aggregate are material to the business of the Borrower or any Subsidiary thereof, and there exists no present condition or state of facts or circumstances affecting any customer of the Borrower or any Subsidiary thereof that would materially adversely affect the Borrower or any Subsidiary thereof or prevent the Borrower or any Subsidiary thereof from conducting their respective business after the consummation of the transactions contemplated by the Loan Documents in substantially the same manner in which it has heretofore been conducted.

         (q) Burdensome Provisions. Neither the Borrower nor any Subsidiary thereof is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, Governmental Approval or Applicable Law which is so unusual or burdensome as in the foreseeable future could be reasonably expected to have a Material Adverse Effect. The Borrower and its Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect.

         (r) Financial Statements. The (i) Consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 1994 and the related statements of income and retained earnings and cash flows for the Fiscal Year then ended and, (ii) the unaudited Consolidated balance sheets of the Borrower and its Subsidiaries as of June 30, 1995, copies of which have been furnished to the Agent and each Lender, are complete and correct and fairly present the assets, liabilities and financial position, or the projections thereof, of the Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended, subject, in the case of unaudited statements, to changes resulting from normal year-end audit adjustments and information to be included in footnotes to the audited statements. The projected statements of income and cash flows for the Borrower and its Subsidiaries for the Fiscal Year 1995 previously delivered to the Agent and Lenders are based on reasonable and good faith estimates and assumptions of senior management of the Managing General Partner of the financial condition and operations of the Borrower and its subsidiaries for such period. All of the above financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP (to the extent applicable thereto). The

Borrower and its Subsidiaries have no Debt, obligations or other unusual forward or long-term commitment which are not fairly reflected in the foregoing financial statements or in the notes thereto.

         (s) No Material Adverse Change. Since December 31, 1994, there has been no material adverse change in the properties, business, operations, prospects, or condition (financial or otherwise) of either the Borrower or any of its Subsidiaries, including, but not limited to, any material adverse change resulting from any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God, or of the public enemy or other casualty (whether or not covered by insurance).

         (t) Solvency. As of the Closing Date and after giving effect to each Loan, each of the Borrower and its Subsidiaries will be Solvent.

         (u) Titles to Properties. The Borrower and its Subsidiaries have good and marketable title to, or valid and subsisting leasehold interests in, the real property owned or leased, as the case may be, by them and valid and legal title to all of their personal property, including, but not limited to, the real and personal property reflected on the financial statements delivered pursuant to Section 6.1(r), except property which has been disposed of by the Borrower or any of its Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.

         (v) Liens. Except as set forth on Schedule 6.1(v), none of the properties and assets of the Borrower or any of its Subsidiaries is subject to any Lien, except Liens permitted pursuant to Section 10.3 hereof. No financing statement under the Uniform Commercial Code of any state which names the Borrower or any of its Subsidiaries or any their respective trade names or divisions as debtor and which has not been terminated, has been filed in any state or other jurisdiction and neither the Borrower nor any of its Subsidiaries has signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement, except to perfect those Liens permitted by Section 10.3.

         (w) Debt and Contingent Obligations. Schedule 6.1(w) is a complete and correct listing of all Debt and Contingent Obligations of the Borrower and its Subsidiaries in excess of $250,000. The Borrower and its Subsidiaries have performed and are in compliance with all of the terms of such Debt and Contingent Obligations and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default on the part of the Borrower or its Subsidiaries exists with respect to any such Debt or Contingent Obligation.

         (x) Litigation. Except as set forth on Schedule 6.1(x), there are no actions, suits or proceedings pending nor, to the knowledge of the Borrower, threatened against or in any other way relating adversely to or affecting the Borrower, any of its Subsidiaries or any of its respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority. There are no outstanding or unpaid final judgments against the Borrower or any of its Subsidiaries.

         (y)   Communications Law Matters.

               (i) Schedule 6.1(y) hereto sets forth, as of the date hereof, a true and complete list of the following information for each FCC License issued to the Borrower or any of its Subsidiaries: all FCC Licenses, the name of the licensee, the type of service and the expiration dates.

              (ii) Neither the Borrower nor any of its Subsidiaries is in material violation of any duty or obligation required by the Communications Act of 1934, as amended, or any FCC rule or regulation applicable to the operation of any portion of any of the CATV Systems.

             (iii) Except as set forth on Schedule 6.1(d), the Borrower and its Subsidiaries possess all Governmental Approvals and Pole Agreements necessary to own, operate and construct the CATV Systems or otherwise for the operations of their businesses and are not in violation thereof. All such Governmental Approvals and Pole Agreements are in full force and effect and no event has occurred that permits, or after notice or lapse of time could permit, the revocation, termination or material and adverse modification of any such Governmental Approval or Pole Agreement.

              (iv) There is not pending or, to the best knowledge of the Borrower, threatened, any action by the FCC to revoke, cancel, suspend or refuse to renew any FCC License held by the Borrower or any of its Subsidiaries. There is not pending or, to the best knowledge of the Borrower, threatened, any action by the FCC to modify adversely, revoke, cancel, suspend or refuse to renew any other Governmental Approval or Pole Agreement.

               (v) Except as set forth on Schedule 6.1(x), there is not issued or outstanding or, to the best knowledge of the Borrower, threatened, any notice of any hearing, violation or complaint against the Borrower or any of its Subsidiaries with respect to the operation of any portion of the CATV Systems and the Borrower has no knowledge that any Person intends to contest renewal of any Governmental Approval or Pole Agreement.

         (z) Absence of Defaults. No event has occurred or is continuing which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by the Borrower or any of its Subsidiaries under any Material Contract or judgment, decree or order to which either the Borrower or any of its Subsidiaries is a party or by which either the Borrower, any of its Subsidiaries or any of their respective properties may be bound or which would require either the Borrower or any of its Subsidiaries to make any payment thereunder prior to the scheduled maturity date therefor.

         (aa) Accuracy and Completeness of Information. All written information, reports and other papers and data produced by or on behalf of the Borrower or any of its Subsidiaries and furnished to the Lenders were, at the time the same were so furnished, complete and correct in all material respects (except to the extent projections were prepared on the basis of good faith and reasonable estimates and assumptions in accordance with Section 6.1(r)) to the extent necessary to give the recipient a fair and reasonable understanding of the subject matter. No document furnished or written statement made to the Agent or the Lenders by either the Borrower or any of its Subsidiaries in connection with the negotiation, preparation or execution of this Agreement or any of the Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of the Borrower or any of its Subsidiaries or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading. Neither the Borrower nor any Subsidiary thereof is aware of any facts which it has not disclosed in writing to the Agents having a Material Adverse Effect, or insofar as the Borrower can now foresee, could reasonably be expected to have a Material Adverse Effect.

         SECTION 6.2. Survival of Representations and Warranties, Etc. All representations and warranties set forth in this Article VI and all representations and warranties contained in any certificate, or any of the Loan Documents (including but not limited to any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made as of the Closing Date and shall survive the Closing Date in accordance with Section 5.4(a).

                                   ARTICLE VII

                        FINANCIAL INFORMATION AND NOTICES

         Until all the Obligations have been finally and indefeasibly paid and satisfied in full and the Commitment terminated, unless consent has been obtained in the manner set forth in Section 13.10 hereof, the Borrower will furnish or cause to be furnished to the Agent at the Agent's Office (with copies for each Lender), or such other office as may be designated by the Agent from time to time:

         SECTION 7.1.  Financial Statements and Projections.

         (a) Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days after the end of the first three fiscal quarters of any Fiscal Year, an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, retained earnings and cash flows for the fiscal quarter then ended and that portion of the Fiscal Year then ended, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP (to the extent applicable) and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower (or other officer reasonably acceptable to the Agent) to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments.

         (b) Annual Financial Statements. As soon as practicable and in any event within one hundred and twenty (120) days after the end of each Fiscal Year, an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by an independent certified public accounting firm acceptable to the Agent in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the year, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the Borrower or any of its Subsidiaries or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP.

         (c) Annual Business Plan and Financial Projections. As soon as practicable and in any event within sixty (60) days after the close of each Fiscal Year, a business plan of the Borrower and its Subsidiaries for the ensuing four (4) fiscal quarters, such plan to be prepared in accordance with GAAP (to the extent applicable) and to include, on a quarterly basis, the following: a quarterly operating and capital budget, a projected income statement, a statement of the projected sources and uses of cash and projected Debt balances, and calculations evidencing compliance with Article IX for such period, accompanied by a certificate from the chief financial officer of the Borrower (or other officer reasonably acceptable to the Agent) to the effect that, to the best of such officer's knowledge, such projections are reasonable and good faith estimates and assumptions of senior management of the Managing General Partner of the financial condition and operations of the Borrower and its Subsidiaries for such four (4) quarter period.

         SECTION 7.2. Officer's Compliance Certificate. At each time financial statements are delivered pursuant to Sections 7.1(a) and (b) and at such other times as the Agent shall reasonably request, a certificate of the chief executive officer or chief financial officer of the Managing General Partner on behalf of the Borrower (or other officer reasonably acceptable to the Agent) in the form of Exhibit E attached hereto (an "Officer's Compliance Certificate").

         SECTION 7.3. Accountants' Certificate. At each time financial statements are delivered pursuant to Section 7.1(b), a certificate of the independent public accountants certifying such financial statements addressed to the Agent for the benefit of the Lenders:

         (a) stating that in making the examination necessary for the certification of such financial statements, they obtained no knowledge of any Default or Event of Default or, if such is not the case, specifying such Default or Event of Default and its nature and period of existence; and

         (b) including the calculations reviewed by such accountants required to establish whether or not the Borrower and its Subsidiaries are in compliance with the financial covenants set forth in Article IX hereof as at the end of each respective period.

         SECTION 7.4.  Other Reports.

         (a) Promptly upon receipt thereof, copies of all reports, if any, submitted to the Borrower or the Managing General Partner or its Board of Directors by its independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto;

         (b) As soon as available and in any event within forty-five (45) days after the end of each Fiscal Year of the Borrower, an updated Schedule 6.1(y) accompanied by a report identifying any FCC License lost, surrendered or canceled during such period, and within ten (10) Business Days after the receipt by the Borrower or any Subsidiary of notice that any FCC License has been lost or canceled, copies of any such notice accompanied by a report describing the measures undertaken by either the Borrower or any of its Subsidiaries to prevent such loss or cancellation (and the anticipated impact, if any, that such loss or cancellation will have upon the business of either the Borrower or any of its Subsidiaries); and

         (c) Such other information regarding the operations, business affairs and financial condition of the Borrower and its Subsidiaries as the Agent or any Lender may reasonably request.

         SECTION 7.5. Notice of Litigation and Other Matters. Prompt (but in no event later than ten (10) days after an officer of the Borrower or Managing General Partner obtains knowledge thereof) telephonic and written notice of:

         (a) the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in which a claim is made in an amount in excess of $250,000 in any court or before any arbitrator against or involving the Borrower, any of its Subsidiaries or any of their respective properties, assets or businesses including any material notice received from the Internal Revenue Service or other taxing authority regarding employment related taxes;

         (b) any notice of any violation received by the Borrower or any of its Subsidiaries from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws if any such violation could reasonably be expected to cause a Material Adverse Effect;

         (c) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against the Borrower or any of its Subsidiaries;

         (d) any attachment, judgment, lien, levy or order exceeding $250,000 that may be assessed against or threatened against the Borrower or any of its Subsidiaries thereof;

         (e) (i) any Default or Event of Default or (ii) any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the either the Borrower or any of its Subsidiaries is a party or by which the Borrower, any of its Subsidiaries or any of their respective properties may be bound if any such event referred to in this clause (ii) could reasonably be expected to cause a Material Adverse Effect;

         (f) (i) the failure of the Borrower or any ERISA Affiliate to make a required installment or payment under Section 302 of ERISA or Section 412 of the Code by the due date; (ii) all notices received by the Borrower or any ERISA Affiliate of the PBGC's intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan; (iii) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA; and (iv) the Borrower obtaining knowledge or reason to know that the Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA;

         (g) any event which makes any of the representations set forth in
Section 6.1 inaccurate in any material respect; and

         (h) any proposed amendment, change or modification to, or waiver of any provision of, or any termination of, any Material Contract which could reasonably be expected to have a Material Adverse Effect.

                                  ARTICLE VIII

                              AFFIRMATIVE COVENANTS

         Until all of the Obligations have been finally and indefeasibly paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner provided for in Section 13.11, the Borrower will, and will cause each of its respective Subsidiaries to:

         SECTION 8.1. Preservation of Existence and Related Matters. Except as permitted by Section 10.5, preserve and maintain its separate partnership or corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business including without limitation all FCC Licenses and filing all applicable notices under 47 U.S.C. 546 in order to preserve and maintain its CATV Franchises and renewal rights with respect thereto, and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

         SECTION 8.2. Maintenance of Property. In addition to the requirements of any of the Security Documents, protect and preserve all properties useful in and material to its business, including copyrights, patents, trade names and trademarks; maintain in reasonably good working order and condition all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all renewals, replacements and additions to such property reasonably necessary for the conduct of its business, so that the business carried on in connection therewith may be reasonably properly and advantageously conducted at all times.

         SECTION 8.3. Insurance. Maintain insurance with responsible insurance companies against such risks and in such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law. In addition, (a) cause the Agent, for the ratable benefit of itself and the Lenders, to be named as loss payee on each such insurance policy (of the Borrower and Subsidiary party to a Security Agreement) covering risks relating to any of its Inventory, Fixtures and Equipment (each as defined in applicable Security Agreement) and (b) require each such insurance policy to provide that no cancellation or termination thereof shall be effective until at least thirty (30) days have elapsed after receipt by the Agent of written notice thereof. Upon the reasonable request of the Agent from time to time, deliver to the Agent (i) a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts of the insurance, the dates of the expiration thereof and the risks covered thereby and (ii) a certified copy (certified by the Borrower) of the policies of insurance.

         SECTION 8.4. Accounting Methods and Financial Records. Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be reasonably necessary to permit the preparation of financial statements in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties and, subject to Section 13.9, in accordance with GAAP.

         SECTION 8.5. Payment and Performance of Obligations. Pay and perform all Obligations under this Agreement and the other Loan Documents and pay or perform (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property (including, without limitation, withholding, social security, payroll and similar employment related taxes on the dates such taxes are due), and (b) all other indebtedness, obligations and liabilities in accordance with customary trade practices; provided, that the Borrower may contest any item described in clauses (a) and
(b) hereof in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

         SECTION 8.6. Compliance With Laws and Approvals. Observe and remain in compliance with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable or necessary to the conduct of its business, except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect.

         SECTION 8.7. Environmental Laws. In addition to and without limiting the generality of Section 8.6, (a) comply with, and ensure such compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws; (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws; and
(c) defend, indemnify and hold harmless the Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower or any Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney's and consultant's fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor.

         SECTION 8.8. Compliance with ERISA. In addition to and without limiting the generality of Section 8.6, (a) make timely payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to any Employee Benefit Plan; (b) not take any action or fail to take action the result of which could be a liability to the PBGC or to a Multiemployer Plan; (c) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code; (d) furnish to the Agent upon the Agent's request such additional information about any Employee Benefit Plan as may be reasonably requested by the Agent; and (e) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code.

         SECTION 8.9. Compliance With Agreements. Comply in all respects with each material term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business including, without limitation, any Material Contract; provided, that the Borrower or any Subsidiary may contest any such lease, agreement or other instrument in good faith through applicable proceedings so long as adequate reserves are maintained in accordance with GAAP.

         SECTION 8.10. Conduct of Business. Engage only in the ownership and operation of cable television service and related advertising and marketing activities; provided that any Subsidiary of the Borrower may also engage in the ownership and operation of radio broadcast stations and related advertising and marketing activities.

         SECTION 8.11. Visits and Inspections. Permit representatives of the Agent or any of the Lenders, from time to time, to visit and inspect its properties following notice to the Borrower and during normal business hours; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants (subject only to applicable privacy requirements of Federal law); and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects.

         SECTION 8.12. Interest Rate Protection. Within one hundred and twenty
(120) days of the Closing Date enter into and maintain for a minimum of two (2) years thereafter a Hedging Agreement reasonably satisfactory to the Agent with respect to increases in interest rates for a minimum notional amount equal to 50% of all Loans outstanding from time to time.

         SECTION 8.13. Additional Collateral. (a) Promptly at the request of the Required Lenders, assign to the Agent for the benefit of itself and the Lenders all of the rights of the Borrower or Subsidiary under any lease of real property and/or grant to the Agent for the benefit of itself and the Lenders a security interest in any such leasehold interest or real property owned by the Borrower or any Subsidiary pursuant to documentation reasonably satisfactory to the Agent and Required Lenders, and shall take all actions reasonably requested by the Agent or Required Lenders in connection with consummating such assignments and the granting of such security interests including, without limitation, the obtaining of landlord or lessor consents, mortgagee title insurance policies, title surveys and real estate appraisals satisfying the requirements of all Applicable Laws and duly recording each document related thereto in such manner and in such places as are required by the law to perfect and preserve the Liens in favor of the Agent granted pursuant to such documents.

         (b) Concurrently with the creation of any Subsidiary (i) amend and/or deliver a supplement to the Stock Pledge Agreement to include the ownership interests of such Subsidiary as collateral thereunder and cause such Subsidiary to execute and deliver supplements to the Guaranty Agreement and the Subsidiary Security Agreement and modify any other applicable Security Document, each in form and substance satisfactory to the Required Lenders, in order to secure the Obligations and such Guaranty Agreement in accordance with the terms of such Security Documents and (ii) cause to be delivered to the Agent such other documents as the Agent or Required Lenders shall reasonably request in connection therewith, including without limitation, officers' certificates, financial statements, opinions of counsel, resolutions, charter documents, certificates of existence and authority to do business and any other closing certificates and documents described in Section 5.2.

         SECTION 8.14. Further Assurances. Cause the Credit Agreement, the Subsidiary Security Agreement and the Pledge

Agreement to be filed with the FCC within 30 days of the Closing Date and make, execute and deliver all such additional and further acts, things, deeds and instruments as the Agent or any Lender may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Agent and the Lenders their respective rights under this Agreement, the Notes and the other Loan Documents.

                                   ARTICLE IX

                               FINANCIAL COVENANTS

         Until all of the Obligations have been finally and indefeasibly paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.11 hereof, the Borrower and its Subsidiaries on a Consolidated basis will not:

         SECTION 9.1. Maximum Leverage Ratio. As of the end of each fiscal quarter during the applicable period set forth below, permit the ratio (the "Leverage Ratio") of (a) Total Debt as of such fiscal quarter end to (b) Annualized Operating Cash Flow as of such fiscal quarter end, to exceed the corresponding ratio set forth below:

                       Period                         Ratio
                       ------                         -----
                 Closing Date - 03/31/96          6.25 to 1.00
                 04/01/96 - 09/30/96              5.75 to 1.00
                 10/01/96 - 03/31/97              5.50 to 1.00
                 04/01/97 - 09/30/97              5.20 to 1.00
                 10/01/97 - 03/31/98              4.90 to 1.00
                 04/01/98 - 09/30/98              4.45 to 1.00
                 10/01/98 - 03/31/99              4.15 to 1.00
                 04/01/99 - 09/30/99              3.75 to 1.00
                 10/01/99 and Thereafter          3.40 to 1.00

         SECTION 9.2. Interest Coverage Ratio. As of the end of each fiscal quarter during the applicable period set forth below, permit the ratio of (a) Annual Operating Cash Flow as of such fiscal quarter end to (b) Consolidated Interest Expense for the period of four (4) consecutive fiscal quarters ending on such fiscal quarter end, to be less than the corresponding ratio set forth below:

                       Period                         Ratio
                       ------                         -----
                 Closing Date - 09/30/97          1.75 to 1.00
                 10/01/97 - 12/31/97              1.85 to 1.00
                 01/01/98 and Thereafter          2.00 to 1.00

         SECTION 9.3. Fixed Charge Coverage Ratio. As of the end of each fiscal quarter on and after the Closing Date, permit the ratio of (a) (i) Annual Operating Cash Flow as of such fiscal quarter end plus (ii) the amount available to be drawn under the Revolving Credit Facility on such date to (b) Fixed Charges for the period of four (4) consecutive fiscal quarters ending on such fiscal quarter end, to be less than 1.15 to 1.00.

                                    ARTICLE X

                               NEGATIVE COVENANTS

         Until all of the Obligations have been finally and indefeasibly paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.10 hereof, the Borrower will not and will not permit any of its Subsidiaries to:

         SECTION 10.1. Limitations on Debt. Create, incur, assume or suffer to exist any Debt, except:

         (a) the Obligations;

         (b) Debt incurred in connection with a Hedging Agreement with a counterparty and upon terms and conditions reasonably satisfactory to the Agent;

         (c) existing Debt set forth on Schedule 6.1(w) and the renewal and refinancing (but not the increase) thereof;

         (d) Debt of the Borrower and its Subsidiaries incurred in connection with Capitalized Leases in an aggregate amount not to exceed $250,000 on any date of determination;

         (e) purchase money Debt of the Borrower and its Subsidiaries in an aggregate amount not to exceed $250,000 on any date of determination;

         (f) Debt consisting of Contingent Obligations permitted by Section 10.2; and

         (g) Subordinated Debt not to exceed $350,000 at any one time outstanding.

         SECTION 10.2. Limitations on Contingent Obligations. Create, incur, assume, or suffer to exist any Contingent Obligations except:

         (a) Contingent Obligations in favor of the Agent for the benefit of the Agent and the Lenders; and

         (b) Contingent Obligations existing on the Closing Date and set forth on Schedule 6.1(w) hereto.

         SECTION 10.3. Limitations on Liens. Create, incur, assume or suffer to exist any Lien on or with respect to any of its assets or properties (including shares of capital stock), real or personal, whether now owned or hereafter acquired, except:

         (a) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

         (b) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings;

         (c) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers' compensation, unemployment insurance or similar legislation;

         (d) Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, materially detract from the value of such property or impair the use thereof in the ordinary conduct of business;

         (e) (i) Liens evidencing the interest of the lessor under any Capital Lease permitted by Section 10.1(d) and (ii) Liens securing purchase money Debt permitted by Section 10.1(e); provided that the Lien attached only to the asset being purchased and was created contemporaneously with such purchase, and the principal amount of the Debt secured by such Lien shall at no time exceed the purchase price of such asset.

         (f) Liens of the Agent for the benefit of the Agent and the Lenders;
and

         (g) Existing liens described on Schedule 6.1(v) hereto.

         SECTION 10.4. Limitations on Loans, Advances, Investments and Acquisitions. Purchase, own, invest in or otherwise acquire, directly or indirectly, any capital stock, interests in any partnership or joint venture, evidence of Debt or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person; or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person; or enter into, directly or indirectly, any commitment or option in respect of the foregoing except:

         (a) investments in Subsidiaries existing on the Closing Date and the other existing loans, advances and investments described on Schedule 10.4 and, provided no Default or Event of Default is then existing, additional investments in Subsidiaries;

         (b) investments in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within 120 days from the date of acquisition thereof, (ii) commercial paper maturing no more than 120 days from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc., (iii) certificates of deposit maturing no more than 120 days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of "A" or better by a nationally recognized rating agency; provided, that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, or (iv) time deposits maturing no more than 30 days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder; and

         (c) investments by the Borrower or any Subsidiary thereof in the form of acquisitions of a business or a line of business of any other Person (whether by the acquisition of capital stock or other ownership interests, assets or any combination thereof) if such acquisition has been previously approved in writing by the Required Lenders; provided that no such approval shall be required for any such acquisition the total consideration for which does not exceed $500,000 so long as the aggregate amount of consideration for all such acquisitions does not exceed $1,000,000 during the term of this Agreement.

         SECTION 10.5. Limitations on Mergers and Liquidation. Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), except:

         (a) any Wholly-Owned Subsidiary of the Borrower may merge with any other Wholly-Owned Subsidiary of the Borrower; provided that if any such Wholly-Owned Subsidiary is a Guarantor, such Guarantor shall be the survivor of any such merger; and

         (b) any Wholly-Owned Subsidiary may merge into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with an acquisition permitted by Section 10.4(c).

         SECTION 10.6. Limitations on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction), whether now owned or hereafter acquired, except:

         (a) the sale of assets no longer used or usable in the business of the Borrower or any of its Subsidiaries;

         (b) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

         (c) the disposition of assets solely to the extent required to comply with any rule or regulation of the FCC; and

         (d) sales of assets in the ordinary course of business the fair market value of which assets shall not exceed $500,000 during the term of this agreement.

         SECTION 10.7. Limitations on Distributions; Organizational Structure. Declare or pay any dividends upon any of its partnership or other ownership interests; purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its partnership or other ownership interests; make any distribution of cash, property or assets to or among the holders of shares of its partnership or other ownership interests; or amend the Partnership Agreement without the prior written consent of the Required Lenders or make any material change in its capital or organizational structure that could reasonably be expected to have a Material Adverse Effect; provided that:

         (a) the Borrower or any Subsidiary thereof may pay dividends in shares of its own partnership or other ownership interests;

         (b) any Subsidiary may pay cash dividends to the Borrower;

         (c) distributions in the form of reimbursements for expenses actually incurred by the General Partners or their Affiliates pursuant to Section 12(d) of the Partnership Agreement which expenses were incurred in compliance with
Section 10.9(b) of this Agreement;

         (d) distributions to the Managing General Partner of Management Fees permitted by Section 10.12; and

         (e) cash distributions by the Borrower to its limited partners not to exceed (i) $150,000 in the aggregate during Fiscal Year 1995 and (ii) $75,000 in the aggregate during Fiscal Year 1996.

         SECTION 10.8. Limitations on Exchange and Issuance of Equity. Issue, sell or otherwise dispose of any class or series of partnership or other ownership interests that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time would be, (a) convertible or exchangeable into Debt or (b) required to be redeemed or repurchased, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due.

         SECTION 10.9. Transactions with Affiliates. Directly or indirectly: (a) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, Corsicana shareholders or other Affiliates, or subcontract any operations to any of its Affiliates, or (b) enter into, or be a party to, any transaction with any of its Affiliates, except pursuant to the reasonable requirements of its business and upon fair and reasonable terms that are fully disclosed to the Required Lenders and are no less favorable to it than would obtain in a comparable arm's length transaction with a Person not its Affiliate.

         SECTION 10.10. Certain Accounting Changes. Change its Fiscal Year end, or make any material change in its accounting treatment and reporting practices except as required by GAAP.

         SECTION 10.11. Restrictive Agreements. Enter into any Debt which contains any negative pledge on assets or any covenants more restrictive than the provisions of Articles VIII, IX and X hereof, or which restricts, limits or otherwise encumbers its ability to incur Liens on or with respect to any of its assets or properties other than the assets or properties securing such Debt.

         SECTION 10.12. Management Fees. Accrue and/or pay Management Fees in an aggregate amount during any Fiscal Year in excess of six percent (6%) of "annual gross revenue" (as defined in the Borrower Management Agreement) in such Fiscal Year, or accrue and/or pay any Management Fees if (i) a Default or Event of Default then exists or (ii) as a result of the payment or accrual of any such Management Fees a Default or Event of Default exists on a pro forma basis.

         SECTION 10.13. Amendments; Payments and Prepayments of Subordinated Debt. Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Subordinated Debt (other than adjustments to a purchase price required pursuant to section 3 of an Asset Purchase Agreement), or cancel or forgive, make any voluntary or optional payment or prepayment on, or, except as expressly permitted by the terms of the applicable Subordination Agreement, redeem or acquire for value (including without limitation by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due) any Subordinated Debt.

         SECTION 10.13. Other Amendments. The Borrower shall not enter into any amendment to any Asset Purchase Agreement or any Management Agreement which alters in the reasonable opinion of the Agent any material term thereof without the prior approval of the Agent.

                                   ARTICLE XI

                              DEFAULT AND REMEDIES

         SECTION 11.1. Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

         (a) Default in Payment of Principal of Loans. The Borrower shall default in any payment of principal of any Loan or Note when and as due (whether at maturity, by reason of acceleration or otherwise).

         (b) Other Payment Default. The Borrower shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Note or the payment of any other Obligations, and such default shall continue unremedied for five (5) Business Days.

         (c) Misrepresentation. Any representation or warranty made or deemed to be made by the Borrower or any of its Subsidiaries under this Agreement, any Loan Document or any amendment hereto or thereto, shall at any time prove to have been incorrect or misleading in any material respect when made or deemed made.

         (d) Default in Performance of Certain Covenants. The Borrower shall default in the performance or observance of any covenant or agreement contained in Section 7.5(e) and Articles IX and X of this Agreement or Section 5 of the Stock Pledge Agreement.

         (e) Default in Performance of Other Covenants and Conditions. The Borrower or any of its Subsidiaries shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section 11.1) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Borrower by the Agent.

         (f) Hedging Agreement. Any termination payment shall be due by the Borrower under any Hedging Agreement and such amount is not paid within five (5) Business Days of the due date thereof.

         (g) Cross-Default. The Borrower or any of its Subsidiaries shall (i) default in the payment of any Debt (other than the Notes) or Contingent Obligation, the aggregate outstanding principal amount of which is in excess of $250,000 beyond the period of grace if any, provided in the instrument or agreement under which such Debt or Contingent Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any Debt (other than the Notes) or Contingent Obligations, the aggregate outstanding principal amount of which is in excess of $250,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debtor the beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, any such Debt to become due prior to its stated maturity or such Contingent Obligation to become payable (any applicable grace period having expired).

         (h) Other Cross-Defaults. (i) The Borrower or any of its Subsidiaries shall default in the payment when due, or in the performance or observance, of any obligation or condition of any Material Contract, unless, but only as long as, the existence of any such default is being contested by the Borrower in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Borrower to the extent required by GAAP or
(ii) a General Partner shall breach any provision of the Partnership Agreement which could reasonably be expected to have a Material Adverse Effect.

         (i) Change in Control. (i) Any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) shall obtain ownership or control in one or more series of transactions of more than 30% of the limited partnership interests of the Borrower, (ii) Northland Communications Corporation shall cease to be the sole Managing General Partner or Northland Telecommunications Corporation shall cease to own one hundred percent (100%) of the outstanding capital stock of the Managing

General Partner, (iii) there shall have occurred under any indenture or other instrument evidencing any Debt in excess of $250,000 any "change in control" (as defined in such indenture or other evidence of Debt) obligating the Borrower to repurchase, redeem or repay all or any part of the Debt or capital stock provided for therein, (iv) the Borrower shall cease to own beneficially one hundred percent (100%) of all of the outstanding ownership interest of any of the Borrower's Subsidiaries, or (v) the Managing General Partner or Administrative General Partner shall liquidate or dissolve or enter into any transaction for the purpose of winding up its business affairs.

         (j) Voluntary Bankruptcy Proceeding. Either the Borrower or any of its Subsidiaries shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts;
(iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; or (vii) take any corporate or partnership action for the purpose of authorizing any of the foregoing.

         (k) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against either the Borrower or any of its Subsidiaries in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for either the Borrower or any of its Subsidiaries or for all or any substantial part of its assets, domestic or foreign, and such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive calendar days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

         (l) Failure of Agreements. Any material provision (as reasonably determined by the Required Lenders) of this Agreement or of any other Loan Document shall for any reason cease to be valid and binding on either of the Borrower or any of its Subsidiaries or any such Person shall so state in writing, or this Agreement or any other Loan Document shall for any reason cease to create a valid and perfected first priority Lien on, or security interest in, any material portion of the Collateral purported to be covered thereby, in each case other than in accordance with the express terms thereof.

         (m) Termination Event. The occurrence of any of the following events:
(i) the Borrower or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 of the Code, the Borrower or any ERISA Affiliate is required to pay as contributions thereto; (ii) an accumulated funding deficiency in excess of $250,000 occurs or exists, whether or not waived, with respect to any Pension Plan; (iii) a Termination Event; or (iv) the Borrower or any ERISA Affiliate as employers under one or more Multiemployer Plan makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $250,000.

         (n) Judgment. A judgment or order for the payment of money which exceeds $250,000 in amount shall be entered against either of the Borrower or any of its Subsidiaries by any court and such judgment or order shall continue undischarged or unstayed for a period of thirty (30) days.

         (o) Loss of Governmental Approval. Any FCC License, CATV Franchise, other Governmental Approval or Pole Agreement of either the Borrower or any of its Subsidiaries shall expire, terminate, be canceled or otherwise lost or any application therefor be rejected, any of which could reasonably be expected to have a Material Adverse Effect.

         (p) Phoenix Purchase. The Phoenix Purchase shall fail to occur on or prior to January 31, 1996.

         SECTION 11.2. Remedies. Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Agent may, or upon the request of the Required Lenders, the Agent shall, by notice to the Borrower:

         (a) Acceleration; Termination of Facilities. Declare the principal of and interest on the Loans and the Notes at the time outstanding, and all other amounts owed to the Lenders and to the Agent under this Agreement or any of the other Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Revolving Credit Commitment and any right of the Borrower to request borrowings thereunder; provided, that upon the occurrence of an Event of Default specified in Section 11.1(j) or (k), the


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
Revolving Credit Commitment shall be automatically terminated and all Obligations shall automatically become due and payable.

         (b) Rights of Collection. Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrower's Obligations.

         SECTION 11.3. Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the Loan Documents or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Agent or Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

         SECTION 11.4. Consents. The Borrower acknowledges that certain transactions contemplated by this Agreement and the other Loan Documents and certain actions which may be taken by the Agent or the Lenders in the exercise of their respective rights under this Agreement and the other Loan Documents may require the consent of the FCC or another Governmental Authority. If counsel to the Borrower or Agent reasonably determines that the consent of the FCC or another Governmental Authority is required in connection with the execution, delivery and performance of any of the aforesaid documents or any documents delivered to the Agent or the Lenders in connection therewith or as a result of any action which may be taken pursuant thereto, then the Borrower, at its sole cost and expense, agrees to use its reasonable best efforts to secure such consent and to cooperate with the Agent and the Lenders in any action commenced by the Agent or Lender to secure such consent.

                                   ARTICLE XII

                                    THE AGENT

         SECTION 12.1. Appointment. Each of the Lenders hereby irrevocably designates and appoints First Union as the Agent of such Lender under this Agreement and the other Loan Documents and each such Lender irrevocably authorizes First Union as Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and such other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or such other Loan Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Agent.

         SECTION 12.2. Delegation of Duties. The Agent may execute any of its respective duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by the Agent with reasonable care.

         SECTION 12.3. Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Loan Documents (except for actions occasioned solely by its or such Person's own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries.

         SECTION 12.4. Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 13.10 hereof. The Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders (or, when expressly required hereby or by the relevant other Loan Document, all the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes in accordance with a request of the Required Lenders (or, when expressly required hereby, all the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

         SECTION 12.5. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless it has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, it shall promptly give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

         SECTION 12.6. Non-Reliance on the Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any of its respective officers, directors, employees, agents, attor- neys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder or by the other Loan Documents, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower and its Subsidiaries which may come into the possession of such Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates.

         SECTION 12.7. Indemnification. The Lenders agree to indemnify the Agent in its capacity as such and (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to the respective amounts of their Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's bad faith, gross negligence or willful misconduct. The agreements in this Section 12.7 shall survive the payment of the Notes and all other amounts payable hereunder and the termination of this Agreement.

         SECTION 12.8. The Agent in Its Individual Capacity. The Agent and its respective Subsidiaries and Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Agent were not an Agent hereunder. With respect to any Loans made or renewed by it and any Note issued to it, the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include the Agent in its individual capacity.

         SECTION 12.9. Resignation of Agent; Successor Agents. Subject to the appointment and acceptance of a successor as provided below, the Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent, and provided no Event of Default exists and is continuing, with the consent of the Borrower not to be unreasonable withheld, which successor shall have minimum capital and surplus of at least $500,000,000. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which successor shall have minimum capital and surplus of at least $500,000,000 and, provided no Default or Event of Default then exists and is continuing, be consented to by the Borrower. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, as the case may be, such successor Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation or removal hereunder as Agent, as the case may be, the provisions of this Section 12.9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent. The Borrower shall not be required to reimburse the Agent or any successor Agent for expenses thereof arising solely as a result of any such resignation and appointment.

                                  ARTICLE XIII

                                  MISCELLANEOUS

         SECTION 13.1.  Notices.

         (a) Method of Communication. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing, or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to any Agent as understood by such Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

         (b) Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

   If to the Borrower:               Northland Cable Properties Five
                                     Limited Partnership
                                     c/o Northland Communication
                                       Corporation
                                     1201 Third Avenue, Suite 3600
                                     Seattle, Washington   98101
                                     Attention:  John S. Wetzell and
                                                  James A. Penney
                                     Telephone No.:  (206) 621-1351
                                     Telecopy No.:  (206) 623-9015

   If to First Union,                First Union National Bank of
   as Agent or Lender:                 North Carolina
                                     One First Union Center, TW-19
                                     301 South College Street
                                     Charlotte, North Carolina  28288-0735
                                     Attention:  James W. Wood, Jr.
                                     Telephone No.: (704) 374-3242
                                     Telecopy No.:  (704) 374-4092

         (c) Agent's Office. The Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Agent's Office referred to herein, to which payments due are to be made and at which Loans will be disbursed.

         SECTION 13.2. Expenses. The Borrower will pay all out-of-pocket expenses of the Agent in connection with: (i) the preparation, execution and delivery of this Agreement and each of the other Loan Documents, whenever the same shall be executed and delivered, including all out-of-pocket due diligence expenses, appraiser's fees, search fees, title insurance premiums, recording fees, taxes and reasonable fees and disbursements of counsel for the Agent; (ii) the preparation, execution and delivery of any waiver, amendment or consent by the Agent or the Lenders relating to this Agreement or any of the other Loan Documents including reasonable fees and disbursements of counsel for the Agent, search fees, appraiser's fees, recording fees and taxes imposed in connection therewith; and (iii) upon occurrence and during the continuance of any Default or Event of Default, administering and enforcing their respective rights under the Loan Documents, including consulting with one or more Persons, including appraisers, accountants, engineers and attorneys, concerning or related to the nature, scope or value of any right or remedy of the Agent or any Lender hereunder or under any of the other Loan Documents, including any review of factual matters in connection therewith, which expenses shall include the reasonable fees and disbursements of such Persons.

         SECTION 13.3. Set-off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon and after the occurrence of any Event of Default and during the continuance thereof, the Lenders and any assignee or participant of a Lender in accordance with Section 13.10 are hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, excluding government securities required by Applicable Law to be held as security for worker's compensation and similar claims) and any other indebtedness at any time held or owing by the Lenders, or any such assignee or participant to or for the credit or the account of the Borrower against and on account of the Obligations irrespective of whether or not (a) the Lenders shall have made any demand under this Agreement or any of the other Loan Documents or (b) the Agent shall have declared any or all of the Obligations to be due and payable as permitted by
Section 11.2 and although such Obligations shall be contingent or unmatured.

         SECTION 13.4. Governing Law. THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE EXPRESSLY SET FORTH THEREIN, SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA, WITHOUT REFERENCE TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.

         SECTION 13.5. Consent to Jurisdiction. The Borrower hereby irrevocably consents to the personal jurisdiction of the state and federal courts located in Mecklenburg County, North Carolina, in any action, claim or other proceeding arising out of any dispute in connection with this Agreement, the Notes and the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations. The Borrower hereby irrevocably consents to the service of a summons and complaint and other process in any action, claim or proceeding brought by the Agent or Lender in connection with this Agreement, the Notes or the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in Section 13.1. Nothing in this Section 13.5 shall affect the right of the Agent or Lender to serve legal process in any other manner permitted by Applicable Law or affect the right of the Agent or Lender to bring any action or proceeding against the Borrower or its properties in the courts of any other jurisdictions.

         SECTION 13.6.  Waiver of Jury Trial; Binding Arbitration.

         (a) Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE AGENT, LENDER AND THE BORROWER HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

         (b) Binding Arbitration. Upon demand of any party, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to the Notes or any other Loan Documents ("Disputes"), between or among parties to the Notes or any other Loan Document shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, claims brought as class actions, claims arising from Loan Documents executed in the future, or claims concerning any aspect of the past, present or future relationships arising out or connected with the Loan Documents. Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA") and Title 9 of the U.S. Code. All arbitration hearings shall be conducted in Charlotte, North Carolina. The expedited procedures set forth in Rule 51, et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. All applicable statutes of limitation shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction. The panel from which all arbitrators are selected shall be comprised of licensed attorneys. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted. The arbitrators shall be appointed as provided in the Arbitration Rules.

         SECTION 13.7. Reversal of Payments. To the extent the Borrower makes a payment or payments to the Agent for the ratable benefit of the Lenders or the Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Agent.

         SECTION 13.8. Injunctive Relief. The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders' option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

         SECTION 13.9. Accounting Matters. All financial and accounting calculations, measurements and computations made for any purpose relating to this Agreement, including, without limitation, all computations utilized by the Borrower or any of its

Subsidiaries to determine compliance with any covenant contained herein, shall, except as otherwise expressly contemplated hereby or unless there is an express written direction by the Agent to the contrary agreed to by the Borrower, be performed in accordance with GAAP. In the event that changes in GAAP shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by the Borrower's certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after the date the Agent and the Lenders shall have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.

         SECTION 13.10.  Successors and Assigns; Participations.

         (a) Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent and the Lenders, all future holders of the Notes, and their respective successors and assigns, except that the Borrower shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender. Nothing set forth in the Guaranty Agreement shall impair, as between the Borrower, the Agent and the Lenders, the obligations of the Borrower hereunder and under the other Loan Documents.

         (b) Assignment by Lenders. Each Lender may, with the consent of the Agent and the Borrower, which consent of the Borrower shall not be unreasonably withheld, assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including, without limitation, all or a portion of the Obligations at the time owing to it and the Notes held by it); provided, that:

                       (i) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender's rights and obligations under this Agreement;

                       (ii) if less than all of the assigning Lender's Commitment is to be assigned, the Commitment so assigned shall not be less than $5,000,000;

                       (iii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance in the form of Exhibit F attached hereto (an "Assignment and Acceptance"), together with any Note or Notes subject to such assignment;

                       (iv) such assignment shall not, without the prior written consent of the Borrower, require the Borrower to file a registration statement with the Securities and Exchange


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
         Commission or apply to or qualify the Loans or the Notes under the blue sky laws of any state;

                       (v) the assigning Lender shall pay to the Agent an assignment fee of $2,500 upon the execution by such Lender of the Assignment and Acceptance; provided that no such fee shall be payable upon any assignment by a Lender to an Affiliate thereof; and

                       (vi) the Borrower shall not be required to incur any material expense or to reimburse the assignor or assignee under this
         Section 13.10(b) for expenses thereof in any such case arising solely as a result of such assignment, except for expenses incurred for the preparation of new Notes.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereby and (B) the Lender thereunder shall, to the extent provided in such assignment, be released from its obligations under this Agreement.

         (c) Rights and Duties Upon Assignment. By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as set forth in such Assignment and Acceptance.

         (d) Register. The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the amount of the Obligations with respect to each Lender from time to time (the "Register"). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or Lender at any reasonable time and from time to time upon reasonable prior notice.

         (e) Issuance of New Notes. Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Eligible Assignee together with any Note or Notes subject to such assignment and the written consent to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is substantially in the form of Exhibit F:

                       (i) accept such Assignment and Acceptance;

                       (ii) record the information contained therein in the Register;


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
                       (iii) give prompt notice thereof to the Lenders and the Borrower; and

                       (iv) promptly deliver a copy of such Assignment and Acceptance to the Borrower.

Within five (5) Business Days after receipt of notice, the Borrower shall execute and deliver to the Agent, in exchange for the surrendered Note or Notes, a new Note or Notes to the order of such Eligible Assignee in amounts equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and a new Note or Notes to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes delivered to the assigning Lender. Each surrendered Note or Notes shall be canceled and promptly returned to the Borrower.

         (f) Participations. Each Lender may, with the consent of the Agent, which consent shall not be unreasonably withheld, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Notes held by it); provided that:

                       (i) each such participation shall be in an amount not less than $5,000,000;

                       (ii) such Lender's obligations under this Agreement (including, without limitation, its Commitment) shall remain unchanged;

                       (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obliga- tions;

                       (iv) such Lender shall remain the holder of the Notes held by it for all purposes of this Agreement;

                       (v) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement;

                       (vi) such Lender shall not permit such participant the right to approve any waivers, amendments or other modifications to this Agreement or any other Loan Document other than waivers, amendments or modifications which would reduce the principal of or the interest rate on any Loan, extend the term or increase the amount of the Commitment of such participant, reduce the amount of any fees to which such participant is entitled, extend any scheduled payment date for principal


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
         or, except as expressly contemplated hereby, release Collater-al;

                      (vii) any such disposition shall not, without the prior written consent of the Borrower, require the Borrower to file a registration statement with the Securities and Exchange Commission to apply to qualify the Loans or the Notes under the blue sky law of any state; and

                     (viii) the Borrower shall not be required to incur any material expense or to reimburse the applicable Lender or participant under this Section 13.10(f) for expenses thereof in any such case arising solely as a result of closing such participation.

         (g) Disclosure of Information; Confidentiality. The Agent and the Lenders shall hold all non-public information obtained pursuant to the Loan Documents in accordance with their customary procedures for handling confidential information. Any Lender may, in connection with any assignment, proposed assignment, participation or proposed participation pursuant to this
Section 13.10, with (unless a Default or Event of Default has occurred and is continuing) prior approval of the Borrower, which approval shall not be unreasonably withheld, disclose to the assignee, participant, proposed assignee or proposed participant, any information relating to the Borrower or any of its Subsidiaries furnished to such Lender by or on behalf of the Borrower; provided, that prior to any such disclosure, each such assignee, proposed assignee, participant or proposed participant shall agree with the Borrower or such Lender (which in the case of an agreement with only such Lender, the Borrower shall be recognized as a third party beneficiary thereof) to preserve the confidentiality of any confidential information relating to the Borrower received from such Lender.

         (h) Certain Pledges or Assignments. Nothing herein shall prohibit any Lender from pledging or assigning any Note to any Federal Reserve Bank in accordance with Applicable Law.

         SECTION 13.11. Amendments, Waivers and Consents. Except as set forth below, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Agent with the consent of the Required Lenders) and delivered to the Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall (i) increase the amount or extend the time of the obligation of the Lenders to make Loans, (ii) extend the originally scheduled time or times of payment of the principal of any Loan or the time or times of payment of interest on any Loan, (iii) reduce the rate of interest or fees payable on any Loan, (iv) permit any subordination of the principal or interest on any Loan, (v) release any material portion of the Collateral for any


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
Obligation (other than as specifically permitted in this Agreement or the Security Documents) or (vi) amend the provisions of this Section 13.11 or the definition of Required Lenders, without the prior written consent of each Lender. In addition, no amendment, waiver or consent to the provisions of
Article XII shall be made without the written consent of the Agent.

         SECTION 13.12. Performance of Borrower's Duties. The Borrower's obligations under this Agreement and each of the Loan Documents shall be performed by the Borrower at its sole cost and expense.

         SECTION 13.13. Indemnification. The Borrower agrees to reimburse the Agent and the Lenders for all reasonable costs and expenses, including all counsel, appraisal, or other expert or consultant fees and disbursements incurred, and to indemnify and hold the Agent and the Lenders harmless from and against all losses suffered by the Agent and the Lenders in connection with (a) the exercise by the Agent or the Lenders of any right or remedy granted to them under this Agreement or any of the other Loan Documents, (b) any claim, and the prosecution or defense thereof, arising out of or in any way connected with this Agreement or any of the other Loan Documents, and (c) the collection or enforcement of the Obligations or any of them; provided, that the Borrower shall not be obligated to reimburse the Agent or any Lender for costs and expenses, or indemnify the Agent or any Lender for any loss, resulting from the gross negligence or willful misconduct of the Agent or any Lender.

         SECTION 13.14. All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Agent and any Persons designated by the Agent or Lenders pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied or the Commitments have not been terminated.

         SECTION 13.15. Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Agent and the Lenders are entitled under the provisions of this Article XIII and any other provision of this Agreement and the Loan Documents shall continue in full force and effect for one year after such termination and until such date shall protect the Agents and the Lenders against events arising after such termination as well as before.

         SECTION 13.16. Titles and Captions. Titles and captions of Articles, Sections and subsections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

         SECTION 13.17. Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction,


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
be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         SECTION 13.18. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

         SECTION 13.19. Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations shall have been indefeasibly and irrevocably paid and satisfied in full. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination.

         SECTION 13.20. Adjustments. If any Lender (a "Benefitted Lender") shall at any time receive any payment of all or part of the Obligations, or if any Lender shall at any time receive any Collateral in respect to the Obligations (whether voluntarily or involuntarily, by set-off or otherwise) in a greater proportion than any such payment to and Collateral received by any other Lender, such Benefitted Lender shall purchase for cash from the other Lenders such portion of each such other Lender's Loans, or shall provide such other Lenders with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the Lenders; provided, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender's Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

         SECTION 13.21. Inconsistencies with Other Documents; Independent Effect of Covenants. (a) In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided, that any provision of the Security Documents which imposes additional burdens on the Borrower or its Subsidiaries or further restricts the rights of the Borrower or its Subsidiaries or gives the Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

         (b) The Borrower expressly acknowledges and agrees that each covenant contained in Articles VIII, IX or X hereof shall be given


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
independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VIII, IX or X if, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles VIII, IX or X.

         SECTION 13.22 Recourse Loans. The Lenders shall have recourse to the General Partners, in accordance with Applicable Law, in order to satisfy any due but unsatisfied portion of the Obligations.


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
         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

                     Borrower:

                     NORTHLAND CABLE PROPERTIES FIVE LIMITED
                     PARTNERSHIP

[CORPORATE SEAL]     By:     Northland Communications Corporation,
                             its Managing General Partner

                             By: James A. Benney
                                Name:  James A. Benney
                                Title: Vice President


                     Agent and Lender:

                     FIRST UNION NATIONAL BANK OF NORTH CAROLINA, as Agent and Lender

                             By: Bruce W. ???
                                Name:  Bruce W. ???
                                Title: Vice President


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